The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)5

Registration File No. 333-105806

Subject to Completion        June 28, 2004

Preliminary Prospectus Supplement

(To Prospectus Dated October 16, 2003)

1,000,000 Shares of

        % Series B Cumulative Convertible Preferred Stock

This prospectus supplement relates to the offering of our             % Series B Cumulative Convertible Preferred Stock (liquidation preference $100 per share). Dividends on the Convertible Preferred Stock will be cumulative from                 , 2004 and will accumulate at a per annum rate of         % of the liquidation preference of $100 per share of Convertible Preferred Stock. Dividends will be payable quarterly on March 31, June 30, September 30 and December 31, commencing September 30, 2004. We have applied to list the Convertible Preferred Stock on the New York Stock Exchange under the symbol “    .”

Holders may convert Convertible Preferred Stock into shares of our common stock under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after September 30, 2004 and before June 30, 2029, if the closing sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) at any time on or after June 30, 2029, if the closing sale price of our common stock on any date on or after June 30, 2029 is greater than or equal to 125% of the conversion price; (3) subject to certain limitations, during the five business day period after any five consecutive trading day period in which the trading price per share of Convertible Preferred Stock for each day of such period was less than 98% of the product of the conversion rate and the closing sale price of our common stock; (4) upon the occurrence of certain corporate transactions as described in this prospectus supplement; (5) if the credit ratings, if any, assigned to the Convertible Preferred Stock are below the levels described in this prospectus supplement; or (6) if we call the Convertible Preferred Stock for redemption.

The conversion rate will initially be            shares of our common stock per share of Convertible Preferred Stock, which is equivalent to a conversion price of $            per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. Our common stock is traded on the New York Stock Exchange under the symbol “NHP.” On June 25, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.49 per share.

We may redeem the Convertible Preferred Stock, in whole or in part, at any time on or after July 5, 2009, at the redemption prices described in this prospectus supplement.

You may require us to repurchase some or all of your shares of Convertible Preferred Stock at a repurchase price per share equal to 100% of the liquidation preference per share of the Convertible Preferred Stock plus accumulated and unpaid dividends following a fundamental change as described in this prospectus supplement. In addition, following certain fundamental changes as more fully described in this prospectus supplement, we will pay to all holders of shares of Convertible Preferred Stock who elect to require us to repurchase such shares or to convert such shares in connection with such a fundamental change a make-whole premium. The fundamental change repurchase price and/or the make-whole premium, if any, may be paid in cash, shares of common stock, or a combination thereof in the manner described in this prospectus supplement.

Investing in the Convertible Preferred Stock or our common stock involves risks. Before buying any shares of Convertible Preferred Stock you should carefully read this prospectus supplement and the entire accompanying prospectus, including the sections entitled “ Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price (1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1) Plus accumulated dividends from             , 2004 if settlement occurs after that date.

The underwriters may also purchase up to 150,000 additional shares of Convertible Preferred Stock from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds, before expenses, to us will be $            .

The underwriters are offering the shares of Convertible Preferred Stock as set forth under “Underwriting.” Delivery of the shares of Convertible Preferred Stock will be made on or about            , 2004.

Sole Book-Running Manager

JPMorgan

Banc of America Securities LLC

Citigroup

Wachovia Securities

June     , 2004.

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to give you different or additional information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date after their respective dates. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted.

Prospectus supplement

Prospectus

S-i

Prospectus supplement summary

The following summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus before making an investment decision. You should carefully consider the information set forth under “Risk factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. See “Forward-looking statements.”

Whenever we refer herein to “us,” “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries.

The company

Nationwide Health Properties, Inc., a Maryland corporation, is a real estate investment trust, or REIT, that invests primarily in health care-related facilities and provides financing to health care providers. As of March 31, 2004, the gross investment in our properties, including mortgage loans receivable and our investment in an unconsolidated joint venture, was approximately $1.4 billion.

As of March 31, 2004, we had investments in 381 facilities in 38 states, consisting of:

•  179 skilled nursing facilities;

•  133 assisted and independent living facilities;

•  13 continuing care retirement communities;

•  seven specialty hospitals;

•  one building held for sale; and

•  48 assisted living facilities operated by an unconsolidated joint venture in which we have a 25% interest.

Our facilities are operated by 70 different operators, and other than the one building held for sale, substantially all of our owned facilities are leased under “triple-net” leases, which are accounted for as operating leases.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.

Recent developments

On April 1, 2004, we acquired 17 assisted and independent living facilities which are to be operated by Emeritus Corporation. The total cost of these facilities was approximately $136,000,000 and we assumed approximately $36,000,000 of mortgage debt with an average interest rate of approximately 7.0% in connection with the acquisition. In addition to this acquisition, since the first quarter ended March 31, 2004, we have made various other acquisitions totaling approximately $49,000,000. We funded these acquisitions with borrowings on our unsecured revolving credit facility.

On April 15, 2004, our new $400,000,000 unsecured revolving credit facility became effective and replaced our previous $150,000,000 credit facility. The new credit facility, including the financial covenants, is substantially the same as the old credit facility with the only significant changes being the total amount available for borrowing, a new maturity date of April 15, 2007 and an increase in the maximum secured debt ratio from 15% to 30%.

The offering

The following summary contains basic information about the Convertible Preferred Stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of Convertible Preferred Stock, please refer to the section of this prospectus supplement entitled “Description of Convertible Preferred Stock” and the section of the accompanying prospectus entitled “Description of Preferred Stock.” For purposes of the description of the Convertible Preferred Stock included in this prospectus supplement and in the accompanying prospectus, references to “us,” “we” and “our” refer only to Nationwide Health Properties, Inc. and not to any of our subsidiaries.

Issuer	Nationwide Health Properties, Inc.

Securities Offered	1,000,000 shares of % Series B Cumulative Convertible Preferred Stock, which we refer to as the “Convertible Preferred Stock.”

Dividends

Cumulative annual dividends at the per annum rate of     % of the liquidation preference of $100 per share of Convertible Preferred Stock payable quarterly in cash on each March 31, June 30, September 30 and December 31, commencing September 30, 2004, when, as and if declared by our board of directors. Dividends will be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Convertible Preferred Stock will accumulate and be cumulative from the date of issuance thereof. Accumulated dividends on the Convertible Preferred Stock will not bear interest.

Liquidation Preference	$100 per share, plus accumulated and unpaid dividends.

Ranking	The Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•  senior to all of our common stock and to each other class of our capital stock issued in the future that expressly provides that it ranks junior to the Convertible Preferred Stock;

•  on a parity with our existing 7.677% Series A Cumulative Preferred Stock and with any other series of preferred stock issued in the future unless the terms of such series of preferred stock expressly provide that it will rank other than on a parity with the Convertible Preferred Stock; and

•  junior to all of our capital stock the terms of which expressly provide that such stock will rank senior to the Convertible Preferred Stock.

Redemption

On and after July 5, 2009, we may redeem the Convertible Preferred Stock, in whole or, from time to time, in part, at the cash redemption prices described under “Description of Convertible Preferred Stock—Redemption.” The redemption price (other than accumulated and unpaid dividends) is payable solely out of the sale proceeds of our other capital stock, which may include our common stock, preferred stock, depositary shares, participation or other ownership interests in us, however designated, and any rights, warrants or options (excluding any debt securities convertible into or exchangeable for our capital stock) for the purchase of any of those securities.

Conversion Rights

You may convert shares of Convertible Preferred Stock into shares of our common stock at a conversion rate of              shares per share of Convertible Preferred Stock (equal to a conversion price of $        per share), subject to adjustment, only under the following circumstances:

•  during any calendar quarter (and only during such calendar quarter) commencing after September 30, 2004 and before June 30, 2029, if the closing sale price of our common stock is greater than or equal to 125% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•  at any time on or after June 30, 2029 if the closing sale price of our common stock on any date on or after June 30, 2029 is greater than or equal to 125% of the conversion price;

•  subject to certain limitations, during the five business day period after any five consecutive trading day period in which the trading price per share of Convertible Preferred Stock for each day of that period was less than 98% of the product of the conversion rate and the average of the closing sale prices of our common stock as described under “Description of Convertible Preferred Stock—Conversion rights—Events triggering conversion rights—Conversion upon satisfaction of trading price condition”;

•  upon the occurrence of specified corporate transactions described under “Description of Convertible Preferred Stock—Conversion rights—Events triggering conversion rights—Conversion rights upon occurrence of certain corporate transactions”;

•  if we obtain credit ratings with respect to the Convertible Preferred Stock from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“Standard & Poor’s”) or both, at any time when (i) the long-term credit rating assigned to the Convertible Preferred Stock by either Moody’s or Standard & Poor’s is more than two levels below the credit rating initially assigned to the Convertible Preferred Stock, or (ii) either Moody’s or Standard & Poor’s has discontinued, withdrawn or suspended their ratings with respect to the Convertible Preferred Stock; or

•  if the Convertible Preferred Stock has been called for redemption by us.

You will not receive any separate cash payment or additional shares representing accumulated and unpaid dividends upon conversion of Convertible Preferred Stock, except in limited circumstances. Instead, dividends will be deemed paid by the common stock issued to you upon conversion. Convertible Preferred Stock called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Fundamental Change

If we undergo a fundamental change, you will have the right, at your option, to require us to repurchase some or all of your shares of Convertible Preferred Stock at a repurchase price equal to 100% of the liquidation preference of the shares of Convertible Preferred Stock being repurchased, plus any accumulated and unpaid dividends to but excluding the applicable repurchase date. In addition, following certain fundamental changes, we will pay to all holders of shares of Convertible Preferred Stock who elect to require us to repurchase such shares or to convert such shares in connection with such a fundamental change a make-whole premium. The fundamental change repurchase price and/or the make-whole premium, if any, may be paid in cash, shares of common stock, or a combination thereof, in the manner described under “Description of Convertible Preferred Stock-Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change”.

Voting Rights

Except as required by Maryland law and our amended and restated articles of incorporation, which include the articles supplementary establishing the terms of the Convertible Preferred Stock, the holders of Convertible Preferred Stock will have no voting rights unless dividends payable on the Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Convertible Preferred Stock, voting as a single class with any other preference securities having similar voting rights (including the existing preferred stock), will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full. In addition, the affirmative consent of holders of at least 66 2/3% of the outstanding Convertible Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our amended and restated articles of incorporation that would affect adversely the rights of holders of the Convertible Preferred Stock.

Tax Consequences

The U.S. federal income tax consequences of purchasing, owning and disposing of the Convertible Preferred Stock and any common stock received upon its conversion are described under “Certain federal income tax consequences.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the Convertible Preferred Stock and any common stock received upon its conversion in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the Convertible Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case they would not be treated as dividends for U.S. federal income tax purposes.

Use of Proceeds

We intend to use the net proceeds from the sale of the Convertible Preferred Stock estimated, before expenses, to be $            (or $            if the underwriters exercise their over-allotment option in full) to repay amounts outstanding under our revolving bank line of credit and for general corporate purposes. See “Use of proceeds.”

Trading

We have applied to list the Convertible Preferred Stock on the New York Stock Exchange under the symbol “    .“ The Convertible Preferred Stock will be new securities for which no market currently exists. While the underwriters have informed us that they intend to make a market in the Convertible Preferred Stock, they are under no obligation to do so and may discontinue such activities at any time without notice. We cannot assure you that any active or liquid market will develop for the Convertible Preferred Stock.

Common Stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol “NHP.”

Summary consolidated financial information

The following table presents summary consolidated financial data. Certain of this financial data has been derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the first quarter ended March 31, 2004 and our audited consolidated financial statements included in our 2003 Annual Report on Form 10-K and should be read in conjunction with these consolidated financial statements and accompanying notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly report on Form 10-Q and our annual report on Form 10-K incorporated by reference herein. Operating results for the first quarter ended March 31, 2004 are not necessarily indicative of the operating results to be expected for the year ending December 31, 2004.

	Years ended December 31,			Three months ended March 31,
Operating data	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands, except per share data)
Revenues	$161,345	$151,301	$162,102	$39,880	$41,192
Income from continuing operations	59,242	41,230	55,962	12,993	14,628
Discontinued operations	9,096	(4,676)	(2,520)	(83)	(72)

Net income	68,338	36,554	53,442	12,910	14,556

Preferred stock dividends	(7,677)	(7,677)	(7,677)	(1,919)	(1,919)

Income available to common stockholders	$60,661	$28,877	$45,765	$10,991	$12,637

Dividends paid on common stock	87,093	90,585	88,566	22,923	25,373

Basic/diluted income from continuing operations available to common stockholders per share	$1.10	$0.69	$0.87	$0.23	$0.20

Basic/diluted income available to common stockholders per share	$1.30	$0.59	$0.82	$0.22	$0.20

Dividends paid on common stock per share	$1.84	$1.84	$1.57	$0.46	$0.37

	As of March 31, 2004
Balance sheet data	Actual	As adjusted (1)
	(in thousands, unaudited)
Cash and cash equivalents	$12,788	$84,538
Investments in real estate, net	1,387,793	1,387,793
Total assets	1,461,543	1,533,293
Borrowings under unsecured revolving credit facility	25,000	—
Senior notes due 2004-2038	517,000	517,000
Notes and bonds payable	140,737	140,737
Stockholders’ equity	729,617	826,367

(1) As adjusted to give effect to the issuance and sale of 1,000,000 shares of our Convertible Preferred Stock being offered by this prospectus supplement and the accompanying prospectus, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us.

Risk factors

Generally speaking, the risks facing our company fall into two categories: risks associated with the operations of our operators and other risks unique to our operations. You should carefully consider the risks and uncertainties described below before making an investment decision in our company. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our company.

Risks relating to our operators

Our financial position could be weakened and our ability to make distributions could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

The bankruptcy, insolvency or financial deterioration of our operators could significantly delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rent and interest during the bankruptcy proceeding.

•  Leases. If one of our lessees seeks bankruptcy protection, the lessee can either assume or reject the lease. Generally, the operator is required to make rent payments to us during its bankruptcy until it rejects the lease. If the lessee assumes the lease, the court cannot change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us. In that event, if we were able to re-lease the facility to a new operator only on unfavorable terms or after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

•  Mortgage loans. If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the facility’s investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against an enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High “loan to value” ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the replacement of the operator licensed to manage the facility. In some instances, we may take possession of a property that exposes us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

In addition, some of our leases provided for free rent at the beginning of the lease. These deferred amounts are repaid over the remainder of the lease term. Although the payment of cash rent is deferred, rental income is recorded on a straight-line basis over the life of the lease, such that the income recorded during the early years of the lease is higher than the actual cash rent received during that period, creating an asset on our balance sheet called deferred rent receivable. To the extent any of the operators under these leases, for the reasons discussed above, become unable to pay the deferred rents, we may be required to write down the rents receivable from those operators, which would reduce our net income.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators’ costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

•  Medicare and Medicaid. A significant portion of our skilled nursing facility operators’ revenue is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from them. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding health care costs and their budgetary impact may result in significant reductions in payment to health care facilities, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Loss of certification or accreditation, or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care, could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline.

•  Licensing and certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss of licensure would prevent a facility from operating. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may not be able to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time. State licensing and Medicare and Medicaid laws also require operators of nursing homes and assisted living facilities to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. Our tenants and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on facilities operated by them. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed and if imposed may adversely affect our tenants’ ability to pay rent to us.

•  Fraud and abuse regulations. There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expand the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Further, under Operation Restore Trust, a major anti-fraud demonstration project, the Office of Inspector General of the US Department of Health and Human Services, in cooperation with other federal and state agencies, has focused on the activities of skilled nursing facilities in certain states in which we have properties. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

•  Legislative developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on state Medicaid reimbursements, hospital cost-containment initiatives by public and private payors, uniform electronic data transmission standards for healthcare claims and payment transactions, and higher standards to protect the security and privacy of health-related information. We cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Our operators are faced with increased litigation and rising insurance costs that not only affect their ability to obtain and maintain adequate liability and other insurance, but also may affect their ability to pay their lease or mortgage payments and fulfill their insurance, indemnification and other obligations to us.

In some states, advocacy groups have been created to monitor the quality of care at skilled nursing facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by skilled nursing facility patients has succeeded in winning very large damage awards for alleged abuses. To a lesser extent, this litigation also has spilled over and affected assisted living facilities. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment continues. This has affected the ability of some of our operators to obtain and maintain adequate liability and other insurance and, thus, manage their related risk exposures as well as they have in the past. In addition to being unable to fulfill their insurance, indemnification and other obligations to us under their leases and mortgages and thereby potentially exposing us to those risks, this could cause our tenants to be unable to pay their lease or mortgage payments potentially decreasing our revenues and increasing our collection and litigation costs. Moreover, to the extent we are required to foreclose on the affected facilities, our revenues from those facilities could be reduced or eliminated for an extended period of time.

In addition, we may in some circumstances be named as a defendant in litigation involving the actions of our operators. Although we have no involvement in the activities of our operators and our standard leases generally require our operators to carry insurance to cover us in certain cases, a significant judgment against us in such litigation could exceed our and our operators’ insurance coverage, which would require us to make payments to cover the judgment.

Overbuilding and increased competition has resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar health care services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. In addition, overbuilding in the assisted and independent living market has caused a slow-down in the fill-rate of newly constructed buildings and a reduction in the monthly rate many newly built and previously existing facilities were able to obtain for their services. This has resulted in lower revenues for the operators of certain of our facilities. It may also have contributed to the prior and current financial difficulties of some of our operators. While we believe that overbuilt markets should reach stabilization in the next several years due to minimal new development, we cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

Risks unique to us and our operations

In addition to the operator related risks discussed above, there are a number of risks directly associated with us and our operations.

We are subject to particular risks associated with real estate ownership, which could result in unanticipated losses or expenses.

Our business is subject to many risks that are associated with the ownership of real estate. For example, if our operators do not renew their leases, we may be unable to re-lease the facilities at favorable rental rates. Other risks that are associated with real estate acquisition and ownership include, among other things, the following:

•  property and casualty losses, some of which may be uninsured;

•  the inability to purchase or sell our assets rapidly to respond to changing economic conditions, due to the illiquid nature of real estate and the real estate market;

•  costs relating to maintenance and repair of our facilities and the need to make expenditures due to change in governmental regulations, including the Americans with Disabilities Act; and

•  environmental hazards created by prior owners or occupants, existing tenants, mortgagors or other persons for which we may be liable.

We rely on external sources of capital to fund future capital needs, and if our access to such capital is difficult, we may not be able to meet maturing commitments or make future investments necessary to grow our business.

In order to qualify as a REIT under the Internal Revenue Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we will not be able to fund, from cash retained from operations, all future capital needs, including capital needs to satisfy or refinance maturing commitments and to make investments. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years have limited our access to capital. As a result, while we have in the past been able to meet our maturing commitments, the level of our new investments has decreased in recent years except in 2002 and 2004. Although we believe our access to capital today is very good, we may face difficult market conditions, which could limit our access to capital. This could limit our ability to make future investments or possibly affect our ability to meet our maturing commitments.

Our potential capital sources include:

•  Equity financing. As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions that may change from time to time. Among the market conditions and other factors that may affect the market price of our common stock are:

•  the extent of investor interest;

•  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•  our financial performance and that of our operators;

•  the contents of analyst reports about us and the REIT industry;

•  general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

•  our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

•  other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market’s perception of the REIT’s growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market’s expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and reduce the value of your investment.

•  Debt financing/leverage. Financing for our maturing commitments and future investments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to service our debt or make distributions to our stockholders, that we will be unable to refinance existing indebtedness and that the terms of refinancing may not be as favorable as the terms of existing indebtedness or may include restrictive covenants that limit our flexibility in operating our business. For example, $67,750,000 in aggregate principal amount of our medium-term notes are scheduled to mature in 2004, of which $23,750,000 million were repaid on January 12, 2004, and the holders of $55,000,000 in aggregate principal amount of our medium-term notes may require us to repurchase their notes in 2004. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. The degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Three of the operators of our facilities each account for more than 10% of our revenues. If these operators experience financial difficulties, or otherwise fail to make payments to us, our revenues may significantly decline.

For the three months ended March 31, 2004, as adjusted for facilities acquired and disposed of during that period, Alterra Healthcare Corporation accounted for 12% of our revenues, American Retirement Corporation, or ARC, accounted for 12% of our revenues and Atria Senior Living Group accounted for 11% of our revenues. We cannot assure you that Alterra, ARC and Atria will continue to satisfy their obligations to us. For example, Alterra filed for protection under the United States bankruptcy laws in January 2003. Although Alterra emerged from bankruptcy in December 2003 following significant restructuring activities, we cannot assure you of Alterra’s financial health following this restructuring. The failure or inability of Alterra, ARC or Atria to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

We intend to operate in a manner to qualify as a REIT under the Internal Revenue Code. While we believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Internal Revenue Code, it is possible that is not the case or that our future operations could cause us to fail to qualify. Qualification as a REIT requires us to satisfy numerous requirements established under highly technical and complex Internal Revenue Code provisions. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating at least 90% of our annual REIT taxable income. You should be aware that future legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of qualification as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. Unless we are entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for distribution to stockholders or investments would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to stockholders.

A downgrade of our credit rating could impair our ability to obtain additional debt financing on favorable terms, if at all, and significantly reduce the trading price of our preferred stock and common stock.

We currently have a credit rating of Baa3 from Moody’s Investor Services and BBB- from Standard & Poor’s and Fitch on our senior unsecured notes. If any of these rating agencies downgrade our credit rating, or place our rating under watch or review for possible downgrade, this could make it more difficult or expensive for us to obtain additional debt financing, and the trading price of our preferred stock and common stock will likely decline. Factors that may affect our credit rating include, among other things, our financial performance, our success in raising sufficient equity capital, our capital structure and level of indebtedness and pending or future changes in the regulatory framework applicable to our operators and our industry. We cannot assure you that these credit agencies will not downgrade our credit rating in the future.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

We may recognize losses on the sale of certain facilities.

From time to time, we classify certain facilities, including unoccupied buildings and land parcels, as assets held for sale. For example, as of March 31, 2004, assets held for sale total approximately $3,511,000. To the extent we are unable to sell these properties for book value, we may be required to take an impairment charge or loss on the sale, either of which would reduce our net income.

Our success depends in part on our ability to retain key personnel.

We depend on the efforts of our executive officers, particularly Mr. Douglas M. Pasquale, Mr. Mark L. Desmond and Mr. Donald D. Bradley. The loss of the services of these persons or the limitation of their availability could have an adverse impact on our operations. Although we have entered into employment and/or security agreements with certain of these executive officers, these agreements may not assure their continued service.

As owners of real estate, we are subject to environmental laws that expose us to the possibility of having to pay damages to the government and costs of remediation if there is contamination on our property.

Under various laws, owners of real estate may be required to investigate and clean up hazardous substances present at a property, and may be held liable for property damage or personal injuries that result from environmental contamination. These laws also expose us to the possibility that we become liable to reimburse the government for damages and costs it incurs in connection with the contamination, regardless of whether we were aware of, or responsible for, the environmental contamination. We review environmental surveys of the facilities we own prior to their purchase. Based upon those surveys we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination that could have a material adverse effect on our business or financial condition.

If the holders of our notes exercise their rights to require us to repurchase their notes, we may have to make substantial payments, incur additional debt or issue equity securities to finance the repurchase.

Some of our medium-term notes grant the holders the right to require us, on specified dates, to repurchase their notes at a price equal to the principal amount of the notes to be repurchased plus accrued and unpaid interest. For example, the holders of $55,000,000 in principal amount of our 6.9% medium-term notes may require us to repurchase their notes in October 2004. If the holders of these notes elect to require us to repurchase their notes, we may be required to make significant payments, which would adversely affect our liquidity. Alternatively, we could finance the repurchase through the issuance of additional debt securities, which may have terms that are not as favorable as the notes we are repurchasing, or equity securities, which will dilute the interests of our existing stockholders.

Our level of indebtedness may adversely affect our financial results.

As of March 31, 2004, we had total consolidated indebtedness of approximately $682,737,000 and total assets of approximately $1,461,543,000, and we may incur additional indebtedness in the future. The risks associated with a high degree of financial leverage include:

•  increasing our sensitivity to general economic and industry conditions;

•  limiting our ability to obtain additional financing on favorable terms;

•  requiring a substantial portion of our cash flow to make interest and principal payments due on our indebtedness;

•  a possible downgrade of our credit rating; and

•  limiting our flexibility in planning for, or reacting to, changes in our business and industry.

Our charter and bylaws contain provisions that may delay, defer or prevent a change in control or other transactions that could provide stockholders with the opportunity to realize a premium over the then-prevailing market price for our common stock.

In order to protect us against the risk of losing our REIT status for federal income tax purposes due to a rule that prevents five or fewer individuals from owning more than 50% of a REIT’s stock, our charter prohibits the ownership by any single person of more than 9.9% of the issued and outstanding shares of our voting stock. We have the right to redeem shares acquired or held in excess of the ownership limit. In addition, any acquisition of our common stock or preferred stock that would result in our disqualification as a REIT is null and void. The ownership limit may have the effect of delaying, deferring or preventing a change in control of our company and could adversely affect our stockholders’ ability to realize a premium over the market price for the shares of our common stock. Our board of directors has increased the ownership limit to 20% with respect to one of our stockholders, Cohen & Steers Capital Management, Inc. Based on SEC filings, Cohen & Steers Capital Management, Inc. beneficially owned 7,310,500 of our shares, or approximately 11% of our common stock, as of April 6, 2004.

Our charter authorizes us to issue additional shares of common stock and one or more series of preferred stock and to establish the preferences, rights and other terms of any series of preferred stock that we issue. Although our board of directors has no intention to do so at the present time, it could establish a series of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve the payment of a premium over the market price for our common stock or otherwise be in the best interests of our stockholders.

In addition, the following provisions of our charter may delay, defer or prevent a transaction that may be in the best interests of our stockholders:

•  in certain circumstances, a proposed consolidation, merger, share exchange or transfer must be approved by two-thirds of the votes of our preferred stockholders entitled to be cast on the matter;

•  business combinations must be approved by 90% of the outstanding shares unless the transaction receives a unanimous vote or consent of our board of directors or is a combination solely with a wholly owned subsidiary; and

•  the classification of our board of directors into three groups, with each group of directors being elected for successive three-year terms, may delay any attempt to replace our board.

Risks related to our Convertible Preferred Stock

We may not have the ability to raise the funds necessary to repurchase the Convertible Preferred Stock upon a fundamental change.

Following a fundamental change as described under “Description of Convertible Preferred Stock—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change,” holders of Convertible Preferred Stock may require us to repurchase their shares of Convertible Preferred Stock. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any shares of Convertible Preferred Stock tendered by holders for repurchase on any of these dates or upon a Fundamental Change. In addition, our then existing indebtedness could provide that a fundamental change would constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, such indebtedness or could otherwise contain restrictions which would not allow us to repurchase the Convertible Preferred Stock.

You should consider the United States federal income tax consequences of owning the Convertible Preferred Stock.

The U.S. federal income tax consequences of purchasing, owning and disposing of the Convertible Preferred Stock and any common stock received upon its conversion are described under “Certain federal income tax consequences.” Certain of our actions, including an increase in the cash dividend on our common stock, may result in an adjustment to the conversion rate that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in “Certain federal income tax consequences”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain federal income tax consequences.”

An active trading market for the Convertible Preferred Stock may not develop.

The Convertible Preferred Stock is a new issue of securities for which there is currently no public market. Although we have applied to list the Convertible Preferred Stock on the New York Stock Exchange under the symbol “        ,” we cannot assure you that an active or sustained trading market for the Convertible Preferred Stock will develop or that the holders will be able to sell their shares of Convertible Preferred Stock. The underwriters have informed us that they intend to make a market in the Convertible Preferred Stock after this offering is completed. However, the underwriters may cease their market making activities at any time. Moreover, even if you are able to sell your Convertible Preferred Stock, we cannot assure you as to the price at which any sales will be made. Future trading prices of the Convertible Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock, and the market for similar securities. Historically, the market for convertible debt and preferred stock has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Convertible Preferred Stock will be subject to disruptions which may have a negative effect on the holders of the Convertible Preferred Stock, regardless of our prospects or financial performance.

If you hold Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your Convertible Preferred Stock and, in limited cases, under the conversion rate adjustments applicable to the Convertible Preferred Stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional securities and thereby materially and adversely affect the price of our common stock and our convertible preferred stock.

We are not restricted from issuing additional common stock, preferred stock, or securities convertible into or exchangeable for our common stock. If we issue additional shares of common stock, shares of preferred stock, or convertible or exchangeable securities, the price of our common stock and, in turn, the price of the convertible preferred stock may be materially and adversely affected.

The conditional conversion features of the Convertible Preferred Stock could result in you receiving less than the value of the common stock into which the Convertible Preferred Stock is convertible.

The Convertible Preferred Stock is convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the Convertible Preferred Stock would otherwise be convertible.

The value of the conversion right associated with the Convertible Preferred Stock may be substantially lessened or eliminated if we are party to a merger, consolidation, or other similar transaction.

If we are party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets pursuant to which our common stock is converted into the right to receive cash, securities, or other property, at the effective time of the transaction, the right to convert the Convertible Preferred Stock into our common stock will be changed into a right to convert it into the kind and amount of cash, securities, or other property which the holder would have received if the holder had converted its shares of Convertible Preferred Stock immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Convertible Preferred Stock in the future. For example, if all of our outstanding common stock were acquired for cash in a merger transaction, each share of Convertible Preferred Stock would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the Convertible Preferred Stock.

Holders of shares of Convertible Preferred Stock may convert those shares into our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, in any fiscal quarter after the fiscal quarter ending September 30, 2004, if the closing sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 125% of the conversion price per share on such trading day. Until this contingency or other conversion contingency is met, the shares underlying the Convertible Preferred Stock are not included in the calculation of diluted earnings per share. Should any conversion contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported diluted earnings per share.

If we elect to pay the fundamental change repurchase price and/or the make-whole premium, if any, in shares of our common stock, the shares of common stock you receive may not have a value equal to those amounts.

Following a fundamental change, holders will have the right to require us to repurchase their shares of Convertible Preferred Stock. In connection with this election, we will have the right to elect to pay the fundamental change repurchase price and/or the make-whole premium, if any, in cash, shares of our common stock or any combination thereof. The amount of common stock that we will deliver in satisfaction of the fundamental change repurchase right will be determined by reference to the market price of our common stock as determined under “Description of Convertible Preferred Stock—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change.” Because the market price of our common stock is determined prior to the fundamental change repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the market price is determined to the date on which you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

Conversion of Convertible Preferred Stock will dilute the ownership interest of existing shareholders.

The conversion of some or all of the Convertible Preferred Stock will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Preferred Stock may encourage short selling by market participants because the conversion of the Convertible Preferred Stock could depress the price of our common stock.

Our charter and bylaws and Maryland law may deter takeovers.

Our articles of incorporation and Maryland law contain provisions that could have anti-takeover effects that could discourage, delay, or prevent a change in control or an acquisition that our stockholders and holders of Convertible Preferred Stock may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions could limit the price that investors might be willing to pay for shares of our common stock or the Convertible Preferred Stock.

Forward-looking statements

Certain information contained in this prospectus supplement and the accompanying prospectus includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or their negatives. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are based on information available to us on the date of the applicable document. These statements speak only as of the date of the applicable document, and we assume no obligation to update such forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, without limitation, the following:

•  continued deterioration of the operating results or financial condition, including bankruptcies, of our tenants;

•  occupancy levels at certain facilities;

•  changes in the ratings of our debt securities;

•  access to the capital markets and the cost of capital;

•  government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs;

•  the general distress of the healthcare industry;

•  the effect of economic and market conditions and changes in interest rates;

•  the amount and yield of any additional investments;

•  the ability of our operators to repay deferred rent or loans in future periods;

•  the ability of our operators to obtain and maintain adequate liability and other insurance;

•  our ability to attract new operators for certain facilities;

•  our ability to sell certain facilities for their book value;

•  changes in tax laws and regulations affecting REITs; and

•  the risk factors set forth under the caption “Risk factors” in this prospectus supplement.

Other risks, uncertainties and factors, including those discussed in other filings with the SEC, could cause our actual results to differ materially from those projected in any forward-looking statement we make.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million (or $         million if the over-allotment option is exercised in full), after the payment of underwriting discounts and commissions and estimated expenses of this offering. We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving bank line of credit and the remainder for general corporate purposes, including investments in health care-related properties. As of May 31, 2004, the aggregate amount outstanding under our revolving bank line of credit was approximately $166 million, having interest rates between 2.2% and 4.0% and a maturity date of April 15, 2007. Amounts outstanding under our bank line of credit were incurred for general corporate purposes, including the acquisition or construction of health care-related properties and the funding of mortgage loans secured by health care-related properties.

Price range of common stock and dividend policy

Our common stock is listed on the New York Stock Exchange. It has been our policy to declare quarterly dividends to holders of our common stock in order to comply with applicable sections of the Internal Revenue Code governing real estate investment trusts. Set forth below are the high and low sales prices of our common stock for the periods indicated as reported by the New York Stock Exchange and the cash dividends per share paid with respect to such periods. Future dividends will be declared and paid at the discretion of our Board and will depend upon cash generated by operating activities, our financial condition, relevant financing instruments, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as our Board deems relevant. However, we currently expect to pay cash dividends in the future, comparable in amount to dividends recently paid.

	High	Low	Dividend
2002
First quarter	$20.38	$18.40	$0.46
Second quarter	22.80	17.10	0.46
Third quarter	19.15	14.90	0.46
Fourth quarter	17.85	14.64	0.46
2003
First quarter	$15.50	$12.45	$0.46
Second quarter	16.25	12.90	0.37
Third quarter	17.55	15.77	0.37
Fourth quarter	19.95	16.82	0.37
2004
First quarter	22.69	19.41	0.37
Second quarter (through June 25, 2004)	22.80	16.38	0.37

As of June 25, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $19.49 per share.

As of February 29, 2004, there were approximately 1,200 holders of record of our common stock.

Capitalization

The following table presents our consolidated cash and cash equivalents and capitalization as of March 31, 2004:

•  on an actual basis; and

•  on an adjusted basis giving effect to the issuance and sale of our Convertible Preferred Stock being offered by this prospectus supplement and the accompanying prospectus and the application of the net proceeds from this offering.

This table should be read in conjunction with our consolidated financial statements and related notes contained therein in our quarterly report on Form 10-Q for the first quarter ended March 31, 2004, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2004
	Actual	As adjusted
	(unaudited, in thousands except share data)
Cash and cash equivalents	$12,788	$

Debt:
Borrowings under unsecured revolving credit facility	$25,000		$—
Senior notes due 2003-2038	517,000		517,000
Notes and bonds payable	140,737		140,737

Total debt	$682,737		$657,737

Stockholders’ equity:

Preferred stock, $1.00 par value per share; 5,000,000 shares authorized; 1,000,000 shares issued and outstanding, actual; 2,000,000 shares issued and outstanding, as adjusted; stated at liquidation preference of $100 per share:

7.677% Series A Cumulative Preferred Step-Up REIT Securities	100,000		100,000
% Series B Cumulative Preferred Stock	—		100,000
Common stock, $0.10 par value per share; 100,000,000 shares authorized; 66,474,448 shares issued and outstanding, actual and as adjusted	6,647		6,647
Capital in excess of par value	864,456		861,206
Cumulative net income	748,509		748,509
Cumulative dividends	(989,995)		(989,995)

Total stockholders’ equity	729,617		826,367

Total capitalization	$1,412,354		$1,484,104

The information in the preceding table excludes:

•               shares of our common stock issuable upon exercise of options outstanding as of March 31, 2004, at a weighted average exercise price of $18.57 per share;

•               shares of our common stock available for future grant under our stock option and restricted stock plan as of March 31, 2004; and

•  150,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any.

Description of Convertible Preferred Stock

The following is a summary of certain provisions of our     % Series B Cumulative Convertible Preferred Stock (which we will refer to as the “Convertible Preferred Stock”). A copy of the articles supplementary to our amended and restated articles of incorporation establishing the terms of the Convertible Preferred Stock, which we refer to as the articles supplementary, as well as the form of Convertible Preferred Stock share certificate, will be filed with the SEC. The following summary of the terms of Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the articles supplementary. As used in this section, the terms “us”, “we” or “our” refer to Nationwide Health Properties, Inc. and not to any of its subsidiaries.

General

When issued, the Convertible Preferred Stock and any common stock issued upon the conversion of the Convertible Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe for our stock, obligations, warrants or any other securities of ours of any class. The transfer agent, registrar, redemption, conversion, calculation and dividend disbursing agent for shares of both the Convertible Preferred Stock and common stock is The Bank of New York.

The Convertible Preferred Stock will be redeemable by us at any time on or after July 5, 2009 at the redemption prices described under “—Redemption.” In addition, the Convertible Preferred Stock will be subject to repurchase at the option of holders under the circumstances described under “—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change.”

Ranking

The Convertible Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•  senior to all classes of our common stock and to each other class of capital stock or series of preferred stock established after the original issue date of the Convertible Preferred Stock (which we will refer to as the “Issue Date”), the terms of which expressly provide that such class or series ranks junior to the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Junior Stock”);

•  on a parity, in all respects, with our existing Series A Preferred Stock and with any other series of preferred stock established after the Issue Date unless the terms of such series of preferred stock expressly provide that such class or series will rank other than on a parity with the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Parity Stock”); and

•  junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Senior Stock”).

Holders will generally have no voting rights. However, while any shares of Convertible Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) or amend our articles of incorporation in a manner that would affect adversely the rights of holders of the Convertible Preferred Stock, in each case, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock. In addition, if dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), holders will have the voting rights set forth below under “—Voting rights.”

Dividends

Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of             % per share on the liquidation preference thereof of $100 per share of Convertible Preferred Stock (equivalent to $              per annum per share). Dividends on the Convertible Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2004 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding March 15, June 15, September 15 and December 15 (each, a “Record Date”). Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends will be payable on the Convertible Preferred Stock on the basis of a 360-day year consisting of twelve 30-day months. If any Dividend Payment Date falls on a day that is not a business day, we will pay the related dividend on the next day that is a business day, with the same force and effect as if the dividend payment had been made on the Dividend Payment Date and without any interest or other payment with respect to the delay. As used in this prospectus supplement, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Except if we determine it is necessary to maintain our status as a REIT, no dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

Except if we determine it is necessary to maintain our status as a REIT, no dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity

Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Convertible Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Convertible Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

In addition, no dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding shares of Convertible Preferred Stock at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach or a default under it, or if such declaration, payment or setting apart for payment is restricted or prohibited by law. Covenants in our bank credit agreement provide generally that we may not pay dividends in excess of 100% of cash flow, as defined in the bank credit agreement, but that covenant permits us, upon certain circumstances, to pay distributions in an amount necessary to maintain our qualification as a REIT. We do not believe that this provision has had or will have any adverse impact on our ability to pay dividends on the Convertible Preferred Stock or, in the normal course of business, to our stockholders in amounts necessary to maintain our qualification as a REIT.

Liquidation preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $100 per share of the Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The articles supplementary will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting rights

The holders of the Convertible Preferred Stock will have no voting rights except as set forth below or as otherwise required by Maryland law from time to time.

If dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preferred Stock, voting as a single class with any other preferred stock having similar voting rights that are exercisable (including our existing Series A Preferred Stock), will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any such additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Convertible Preferred Stock will be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our amended and restated articles of incorporation that would affect adversely the rights of holders of the Convertible Preferred Stock. The articles supplementary will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Convertible Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Convertible Preferred Stock.

In all cases in which the holders of Convertible Preferred Stock shall be entitled to vote, each share of Convertible Preferred Stock shall be entitled to one vote.

Conversion rights

Each share of Convertible Preferred Stock will be convertible only on or after the occurrence of the conversion triggering events described below at the option of the holder thereof into initially          shares of common stock (equivalent to an initial conversion price of $              per share of common stock based on the issue price of the Convertible Preferred Stock). See “—Events triggering conversion rights” below. The number of shares into which each share of Convertible Preferred Stock is convertible is referred to as the Conversion Rate and will be subject to adjustment as described under “—Conversion rate adjustment.”

The holders of shares of Convertible Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date, except for shares of Convertible Preferred Stock to be redeemed within this period or on the next Dividend Payment Date and except to the extent of all accumulated and unpaid dividends in respect of all Dividend Payment Dates prior to the applicable conversion date, must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Events triggering conversion rights

A holder’s right to convert its shares of Convertible Preferred Stock will arise only upon the occurrence of the events specified in this section.

Conversion rights based on trading price of our common stock. A holder may surrender shares of Convertible Preferred Stock for conversion into shares of common stock (1) during any calendar quarter commencing after September 30, 2004 and before June 30, 2029 (and only during such calendar quarter) if the Closing Sale Price of our common stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 125% of the conversion price (i.e., the liquidation preference of $100 per share of Convertible Preferred Stock divided by the number of shares of our common stock equal to the Conversion Rate then in effect) on such Trading Day and (2) at any time on or after June 30, 2029 if the Closing Sale Price of our common stock on any Trading Day on or after June 30, 2029 is greater than or equal to 125% of the conversion price.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the Closing Sale Price on the basis we consider appropriate.

Conversion upon satisfaction of trading price condition. Holders may surrender shares of Convertible Preferred Stock for conversion into shares of our common stock during the five business day period after any five consecutive Trading Day period in which the Trading Price of the Convertible Preferred Stock for each day during such five Trading Day period, as determined following a request by a holder of shares of Convertible Preferred Stock in accordance with the procedures described below, was less than 98% of the product of the Conversion Rate and the average of the Closing Sale Prices of our common stock for each day during such five Trading Day period (the “Trading Price Condition”); provided that if, on the date of any conversion pursuant to the Trading Price Condition that is on or after June 30, 2029, the Closing Sale Price of our common stock on the Trading Day before the conversion date is greater than 100% but less than 125% of the conversion price, then holders surrendering Convertible Preferred Stock for conversion will receive, in lieu of common stock based on the applicable conversion rate, an amount in cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, equal to the aggregate liquidation preference of the shares of Convertible

Preferred Stock being converted, plus accumulated and unpaid dividends to but excluding the conversion date (a “Liquidation Value Conversion”). Any common stock delivered upon a Liquidation Value Conversion will be valued at the average of the Closing Sale Price of our common stock for a five Trading Day period starting the third Trading Day following the conversion date and shall be delivered no later than the third business day following such valuation.

The “Trading Price” of the Convertible Preferred Stock on any date of determination will be determined by us or the calculation agent and will be the closing sale price per share of Convertible Preferred Stock (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Convertible Preferred Stock is traded or, if the Convertible Preferred Stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Trading Price will mean the average of the secondary market bid quotations obtained by us or the calculation agent for 5,000 shares of Convertible Preferred Stock at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers that we or the calculation agent selects; provided that if three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, that one bid shall be used. If we or the calculation agent cannot reasonably obtain at least one bid for 5,000 shares of Convertible Preferred Stock from a nationally recognized securities dealer, then the Trading Price per share of Convertible Preferred Stock will be deemed to be less than 98% of the product of the Closing Sale Price of our common stock and the Conversion Rate.

In connection with any conversion upon satisfaction of the Trading Price Condition, the calculation agent shall have no obligation to determine the Trading Price of the Convertible Preferred Stock unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the Trading Price per share of Convertible Preferred Stock would be less than 98% of the product of the Closing Sale Price of our common stock and the applicable Conversion Rate. At such time, we shall instruct the calculation agent to determine the Trading Price of the Convertible Preferred Stock beginning on the next Trading Day and on each successive Trading Day until the Trading Price per share of Convertible Preferred Stock is greater than or equal to 98% of the product of the Closing Sale Price of our common stock and the applicable Conversion Rate.

Conversion rights upon occurrence of certain corporate transactions. If we are party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property or if a Fundamental Change (as defined under “—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change”) occurs, a holder may surrender shares of Convertible Preferred Stock for conversion into common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction or the Fundamental Change until 15 days after the actual date of such transaction or such Fundamental Change. At the effective time of any such transaction or Fundamental Change, if applicable, the right to convert shares of Convertible Preferred Stock into common stock will be changed into a right to convert such Convertible Preferred Stock into the kind and amount of cash, securities or other property of us or another person that the holder would have received if the holder had converted the holder’s Convertible Preferred Stock immediately prior to the transaction or the Fundamental Change.

In addition, if the event giving rise to the foregoing conversion right constitutes a Fundamental Change for which a Make-Whole Premium (as defined under “—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change”) would have been payable upon the election of a holder of shares of Convertible Preferred Stock to require us to repurchase such shares in connection with such a Fundamental Change, a holder who instead elects to convert its shares of Convertible Preferred Stock hereunder will be entitled to receive (i) shares of common stock in respect of the conversion obligation, plus (ii) the applicable Make-Whole Premium, which may be paid in cash, shares of common stock, or a combination thereof. If we elect to satisfy the Make-Whole Premium obligation in shares of our common stock, the number of shares of common stock that we will deliver will be determined in the manner set forth under “—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change.”

If we elect to:

•  distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average Closing Sale Price for the ten consecutive Trading Days immediately preceding the declaration date for such distribution; or

•  distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the Closing Sale Price of our common stock on the day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your shares of Convertible Preferred Stock for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the Conversion Rate will be made and you will not be able to convert pursuant to this provision if you otherwise participate, by virtue of being a holder of Convertible Preferred Stock, in the distribution without conversion.

Upon determination that holders of Convertible Preferred Stock are or will be entitled to convert their Convertible Preferred Stock into common stock in accordance with any of the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Conversion upon credit ratings event. If we obtain a credit rating for the Convertible Preferred Stock from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Rating Services (“Standard & Poor’s”) or both, then you will have the right to surrender any or all of your shares of Convertible Preferred Stock for conversion into our common stock as follows:

•  at any time when the long-term credit rating assigned to the Convertible Preferred Stock by either Moody’s or Standard & Poor’s is more than two levels below the credit rating initially assigned to the Convertible Preferred Stock; or

•  at any time when either Moody’s or Standard & Poor’s has discontinued, withdrawn or suspended its rating with respect to the Convertible Preferred Stock.

The Convertible Preferred Stock has not been assigned a credit rating by any rating agency. We have no obligation to obtain a credit rating for the Convertible Preferred Stock, and these provisions do not apply to any credit rating that we have not requested.

Conversion upon redemption. If we redeem the Convertible Preferred Stock, holders may convert Convertible Preferred Stock into our common stock at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the Convertible Preferred Stock is not otherwise convertible at such time.

Fractional shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the Closing Sale Price of the common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) at the close of business on the Trading Day next preceding the date of conversion.

Conversion rate adjustment

The Conversion Rate will be adjusted as described below.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CRO * OS1/OSO

where,

CRO = the Conversion Rate in effect immediately prior to such event

CR1 = the Conversion Rate in effect immediately after such event

OSO = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 45 days after the issuance thereof, in either case at an exercise price per share or a conversion price per share less than the Closing Sale Price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent that such rights, warrants options, or other securities or convertible securities are not exercised or converted prior to the expiration of the exercisability or convertibility thereof):

CR1 = CRO * (OSO+X)/(OSO+Y)

where,

CRO = the Conversion Rate in effect immediately prior to such event

CR1 = the Conversion Rate in effect immediately after such event

OSO = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of our common stock for the 10 consecutive Trading Days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•  dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above;

•  dividends or distributions paid exclusively in cash described in clause (4) below; and

•  spin-offs described in this clause (3) below,

then the Conversion Rate will be adjusted based on the following formula:

CR1 = CRO * SPO/(SPO-FMV)

where,

CRO = the Conversion Rate in effect immediately prior to such distribution

CR1 = the Conversion Rate in effect immediately after such distribution

SPO = the average of the Closing Sale Prices of our common stock for the 10 consecutive Trading Days prior to the business day immediately preceding the record date for such distribution

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CRO * (FMVO+MPO ) /MPO

where,

CRO = the Conversion Rate in effect immediately prior to such distribution

CR1 = the Conversion Rate in effect immediately after such distribution

FMVO = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 Trading Days after the effective date of the spin-off

MPO = the average of the Closing Sale Prices of our common stock over the first 10 consecutive Trading Days after the effective date of the spin-off

The adjustment to the Conversion Rate under the preceding paragraph with respect to a spin-off will occur on the tenth Trading Day from, and including, the effective date of the spin-off.

(4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.37 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution, the conversion rate will be adjusted based on the following formula:

CR1 = CRO * SPO /(SPO-C)

where,

CRO = the Conversion Rate in effect immediately prior to the record date for such distribution

CR1 = the Conversion Rate in effect immediately after the record date for such distribution

SPO = the average of the Closing Sale Prices of our common stock for the 10 consecutive Trading Days prior to the business day immediately preceding the record date of such distribution

C = the amount in cash per share we distribute to holders of our common stock that exceeds $0.37 (appropriately adjusted from time to time for any share dividends on, or subdivisions of, our common stock)

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Closing Sale Price of our common stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1 = CRO * (AC + (SP1 * OS1))/(OSO * SP1)

where,

CRO= the Conversion Rate in effect on the date such tender or exchange offer expires

CR1 = the Conversion Rate in effect on the day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OSO = the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 = the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires

SP1 = the average of the Closing Sale Prices of our common stock for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.

If we adopt a rights plan while the Convertible Preferred Stock remains outstanding, you will receive, upon conversion of Convertible Preferred Stock, in addition to shares of our common stock, the rights under the rights plan unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable Conversion Rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to these adjustments, we may increase the Conversion Rate as our board of directors deems advisable to avoid or diminish any income tax to holders of shares of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of Convertible Preferred Stock notice of such an increase in the Conversion Rate in accordance with the articles supplementary and applicable laws. A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the Conversion Rate, see “Certain federal income tax consequences—U.S. holders—Adjustment of conversion price.”

No adjustment to the Conversion Rate or the ability of a holder of Convertible Preferred Stock to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of Convertible Preferred Stock. Adjustments to the applicable Conversion Rate will be calculated to the nearest 1/10,000th of a share.

The applicable Conversion Rate will not be adjusted:

•  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•  upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program of or assumed by us or any of our subsidiaries;

•  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the Issue Date;

•  upon the repurchase by us of shares of common stock from our employee protection and deferred compensation trusts or members of our senior management upon their resignation or termination of employment;

•  for a change in the par value of the common stock; or

•  for accumulated and unpaid dividends.

Notwithstanding anything else to the contrary, in no event shall the conversion price be less than $0.01.

Redemption

We may not redeem the Convertible Preferred Stock prior to July 5, 2009. On and after July 5, 2009, we may, at our option upon not less than 30 nor more than 60 days’ written notice, redeem the Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption prices specified below, plus accumulated and unpaid dividends to the date of redemption, for redemptions on and after each of the dates specified below:

Redemption on and after	Price
July 5, 2009	$103.75
July 1, 2010	$103.00
July 1, 2011	$102.25
July 1, 2012	$101.50
July 1, 2013	$100.75
July 1, 2014	$100.00

The redemption price of the Convertible Preferred Stock (other than accumulated and unpaid dividends) is payable solely out of proceeds from the sale of our other capital stock, which may include our common stock, preferred stock, depositary shares, participation or other ownership interests in us, however designated, and any rights, warrants or options (excluding debt securities convertible into or exchangeable for our capital stock) for the purchase of any of those securities. Holders of shares of Convertible Preferred Stock to be redeemed will be required to surrender their shares at the place designated in the redemption notice and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon redemption following surrender of the shares. If fewer than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Convertible Preferred Stock at the address shown on our share transfer books. Each notice will state

•  the redemption date,

•  the number of shares of Convertible Preferred Stock to be redeemed,

•  the redemption price,

•  the place or places where certificates for shares of Convertible Preferred Stock are to be surrendered for payment of the redemption price, and

•  that dividends on the Convertible Preferred Stock will cease to accrue on the redemption date.

If fewer than all shares of Convertible Preferred Stock are to be redeemed, the notice mailed to each holder of shares to be redeemed will also specify the number of shares to be redeemed from each holder. If notice of redemption of any shares of Convertible Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the shares of Convertible Preferred Stock called for redemption, then from and after the redemption date, dividends will cease to accumulate on the Convertible Preferred Stock to be redeemed, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Holders of shares of Convertible Preferred Stock at the close of business on a Record Date will be entitled to receive the dividends payable with respect to those shares on the corresponding Dividend Payment Date notwithstanding the redemption of those shares between the Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Convertible Preferred Stock which have been called for redemption.

The Convertible Preferred Stock will not be subject to any sinking fund or mandatory redemption. However, in order to preserve our status as a REIT as defined in the Internal Revenue Code, the Convertible Preferred Stock may be subject to purchase by us as described under “Description of common stock—Redemption and business combination provisions.”

Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change

If a Fundamental Change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your shares of Convertible Preferred Stock on the Fundamental Change Repurchase Date (as defined below in this section), at a Fundamental Change Repurchase Price equal to 100% of the liquidation preference of the shares of Convertible Preferred Stock to be repurchased plus accumulated and unpaid dividends to but excluding the Fundamental Change Repurchase Date, plus the Make-Whole Premiums, if applicable, as defined in this section below.

We may choose to pay the Fundamental Change Repurchase Price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accumulated and unpaid dividends in cash). All Convertible Preferred Stock repurchased on any day will receive the same form of payment of the Fundamental Change Repurchase Price, namely, cash, shares of our common stock or a combination of cash and shares of our common stock. Subject to the next sentence, if we elect to pay all or any portion of amounts owing on repurchase of the Convertible Preferred Stock in shares of our common stock, the number of shares of our common stock issuable in connection with the repurchase may not exceed 33,000,000 shares or such other number of shares of common stock as shall then be authorized and available for issuance. If the number of shares of our common stock issuable upon repurchase of the Convertible Preferred Stock would exceed 33,000,000 shares or such other number of shares of common stock as shall then be authorized and available for issuance, we will have the option to pay the remainder of the amounts owing on repurchase in cash or such required additional number of shares of common stock determined as of the Fundamental Change Repurchase Date that are authorized for issuance in the future. We will use our best efforts to have any such additional number of shares of common stock authorized for issuance within 180 days of the Fundamental Change Repurchase Date.

If we elect to pay the Fundamental Change Repurchase Price in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the Fundamental Change Repurchase Price (not including any accumulated and unpaid dividends) and/or the Make-Whole premium to be paid in shares of our common stock divided by 97% of the Market Price of our common stock. The Market Price of our common stock will be determined prior to the applicable Fundamental Change Repurchase Date as described below. If we elect to pay the Fundamental Change Repurchase Price in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the Market Price of our common stock.

“Market Price” means, with respect to any Fundamental Change Repurchase Date, the average of the Closing Sale Prices of our common stock for the 20 consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Repurchase Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such 20 Trading-Day period and ending on the Fundamental Change Repurchase Date of any event requiring an adjustment of the Conversion Rate as described under “—Conversion rate adjustment”; provided that in no event shall the Market Price be less than $0.01.

Because the Market Price of our common stock is determined prior to the Fundamental Change Repurchase Date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date as of which the Market Price is determined to the date on which you receive such shares. In addition, the Market Price of our common stock is an average price rather than the price as of a single date.

A “Fundamental Change” will be deemed to have occurred at the time after the Issue Date that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

(2) consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change;

(3) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors;

(4) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock or other common stock into which the Convertible Preferred Stock is convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if all of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the Convertible Preferred Stock becomes convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose appointment or election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our board of directors in which such individual is named as nominee for director.

If a Fundamental Change (except for any Fundamental Change relating solely to paragraph (3) of the definition thereof) occurs prior to June 30, 2014, we will pay, in addition to the Fundamental Change Repurchase Price described above, a Make-Whole Premium to a holder of shares of Convertible Preferred Stock who elects to require us to repurchase such shares in connection with such a Fundamental Change. If the holder is otherwise entitled to, and does, surrender the shares of Convertible Preferred Stock for conversion as described under “—Conversion rights—Events triggering conversion rights—Conversion rights upon occurrence of certain corporate transactions” in connection with such a Fundamental Change, in lieu of requiring us to repurchase such shares of Convertible Preferred Stock as described above, the holder will receive (i) shares of common stock (as described under “—Conversion rights”) in respect of the conversion obligation, plus (ii) the applicable Make-Whole Premium as described below. The Make-Whole Premium payable to a holder who elects to require us to repurchase such Convertible Preferred Stock as provided in this paragraph may be paid in cash, shares of common stock, or a combination thereof without regard to the election we make as to the form in which we will pay the Fundamental Change Repurchase Price. If we elect to pay the Make-Whole Premium in whole or in part in shares of our common stock, the number of shares of our common stock to be delivered by us will be equal to the portion of the Make-Whole Premium to be paid in shares of our common stock divided by 97% of the Market Price of our common stock. The Market Price will be determined prior to the Fundamental Change Repurchase Date as described above in respect of the Fundamental Change Repurchase Price. If we elect to pay the Make-Whole Premium in whole or in part in shares of our common stock, we will pay cash in lieu of fractional shares in an amount based upon the Market Price of our common stock. Subject to the next sentence, if we elect to pay all or any portion of amounts owing on repurchase of the Convertible Preferred Stock in shares of our common stock, the number of shares of our common stock issuable in connection with the repurchase may not exceed 33,000,000 shares or such other number of shares of common stock as shall then be authorized and available for issuance. If the number of shares of our common stock issuable upon repurchase of the Convertible Preferred Stock would exceed 33,000,000 shares or such other number of shares of common stock as shall then be authorized and available for issuance, we will have the option to pay the remainder of the amounts owing on repurchase in cash or such required additional number of shares of common stock determined as of the Fundamental Change Repurchase Date that are authorized for issuance in the future. We will use our best efforts to have any such additional number of shares of common stock authorized for issuance within 180 days of the Fundamental Change Repurchase Date.

The Make-Whole Premium will be equal to an amount that is derived by multiplying the liquidation preference per share of Convertible Preferred Stock of $100 by a specified percentage (the “Additional Premium”). The Additional Premium will be determined by reference to the table below and is based on the date on which the Fundamental Change becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of our common stock in the transaction constituting the Fundamental Change. If holders of our common stock receive only cash in the Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of our common stock on the five Trading Days up to but not including the Effective Date of the Fundamental Change.

The Stock Prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

The following table sets forth the Additional Premiums (table in percentages):

Additional Premium upon Fundamental Change

(% of the liquidation preference of $100 per share of Convertible Preferred Stock)

Effective Date	Stock Price
	$19.49	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00	$36.00	$38.00	$40.00
[ ], 2004	0.0%	6.8%	11.1%	8.2%	5.6%	3.8%	2.4%	1.3%	0.6%	0.1%	0.0%
June 30, 2005	0.0%	6.4%	10.7%	7.6%	5.4%	3.7%	2.3%	1.3%	0.6%	0.1%	0.0%
June 30, 2006	0.0%	5.8%	9.9%	7.1%	4.7%	3.0%	1.8%	1.0%	0.5%	0.0%	0.0%
June 30, 2007	0.0%	4.6%	8.9%	6.2%	3.9%	2.4%	1.3%	0.5%	0.1%	0.0%	0.0%
June 30, 2008	0.0%	3.1%	7.3%	4.5%	2.4%	1.1%	0.3%	0.1%	0.0%	0.0%	0.0%
June 30, 2009	0.0%	1.1%	3.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2010	0.0%	1.1%	2.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2011	0.0%	0.7%	1.7%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2012	0.0%	0.4%	1.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2013	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The exact Stock Price and repurchase dates may not be set forth in the table above, in which case:

•  If the Stock Price is between two Stock Price amounts in the table or the repurchase date is between two Effective Dates in the table, the Additional Premium will be determined by a straight-line interpolation between the Additional Premium amounts set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year.

•  If the Stock Price is equal to or in excess of $          per share (subject to adjustment), no Make-Whole Premium will be paid.

•  If the Stock Price is less than or equal to $          per share (subject to adjustment), no Make-Whole Premium will be paid.

Not less than 25 Trading Days before the Fundamental Change Repurchase Date, we will provide to all holders of shares of Convertible Preferred Stock a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. Such notice shall state, among other things:

•  the events causing a Fundamental Change;

•  the date of the Fundamental Change;

•  the last date on which a holder may exercise the repurchase right;

•  the Fundamental Change Repurchase Price;

•  the Make-Whole Premium, if any;

•  the Fundamental Change Repurchase Date;

•  whether we will pay the Fundamental Change Repurchase Price in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

•  if a Make-Whole Premium will be payable, whether we will pay the Make-Whole Premium in cash, shares of our common stock or a combination thereof, specifying the percentage or amount of each;

•  if we elect to pay the Fundamental Change Repurchase Price or the Make-Whole Premium, if any, in whole or in part in shares of our common stock, the method of calculating the Market Price of our common stock;

•  the name and address of the conversion agent;

•  that the shares of Convertible Preferred Stock with respect to which a Fundamental Change repurchase election has been given by the holder may be converted only if the holder withdraws the Fundamental Change repurchase election in accordance with the terms of the Convertible Preferred Stock; and

•  the procedures that holders must follow to require us to repurchase their shares of Convertible Preferred Stock.

To exercise the repurchase right, if the shares of Convertible Preferred Stock are in certificated form, you must deliver prior to the close of business on the business day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law, the shares of Convertible Preferred Stock to be repurchased, duly endorsed for transfer, together with a written Fundamental Change repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the shares of Convertible Preferred Stock duly completed, to the transfer agent. Your repurchase election must state:

•  the certificate numbers of your shares of Convertible Preferred Stock to be delivered for repurchase;

•  the number of the shares of Convertible Preferred Stock to be repurchased (provided that the repurchase right may only be exercised in integral multiples of whole shares);

•  that the shares of Convertible Preferred Stock are to be repurchased by us pursuant to the applicable provisions of the articles supplementary and the Convertible Preferred Stock; and

•  if we have elected to pay the Fundamental Change Repurchase Price and/or the Make-Whole Premium, if any, in shares of our common stock but the Fundamental Change Repurchase Price and/or the Make-Whole Premium, if any, is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in shares of our common stock is not satisfied prior to the close of business on the business day immediately preceding the Fundamental Change Repurchase Date, whether you elect:

•  to withdraw the Fundamental Change repurchase election as to some or all of the shares of Convertible Preferred Stock subject to the Fundamental Change repurchase election; or

•  to receive cash in respect of the entire Fundamental Change Repurchase Price for all of the shares of Convertible Preferred Stock subject to the Fundamental Change repurchase election.

If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire Fundamental Change Repurchase Price and/or Make-Whole Premium for all of the Convertible Preferred Stock subject to the Fundamental Change repurchase election. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or a combination thereof, see “Certain federal income tax consequences.”

At any time prior to the redemption or repurchase in whole of the Convertible Preferred Stock, we may irrevocably elect, in our sole discretion without the consent of the holders of the Convertible Preferred Stock, by notice to the holders of the Convertible Preferred Stock, to satisfy in cash 100% of the Fundamental Change Repurchase Price and/or Make-Whole Premium of shares of Convertible Preferred Stock that are the subject of a Fundamental Change repurchase notice received by us after the date of such election.

If the shares of Convertible Preferred Stock are in book-entry form, your notice must comply with the appropriate procedures of The Depository Trust Company and such procedures must be completed in sufficient time for your repurchase election to be provided to us in a timely manner.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

•  the number of the withdrawn shares of Convertible Preferred Stock;

•  if certificated shares of Convertible Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Convertible Preferred Stock; and

•  the number of shares of Convertible Preferred Stock, if any, which remains subject to the Fundamental Change repurchase notice.

If the shares of Convertible Preferred Stock are in book-entry form, your notice must comply with the appropriate procedures of The Depository Trust Company and such procedures must be completed in sufficient time for your repurchase election to be provided to us in a timely manner.

To receive payment of the Fundamental Change Repurchase Price and the Make-Whole Premium, if any, you must either effect book-entry transfer of your shares of Convertible Preferred Stock or deliver your shares of Convertible Preferred Stock, together with necessary endorsements, to the office of the transfer agent after delivery of your Fundamental Change repurchase notice. Payment of the Fundamental Change Repurchase Price for a share of Convertible Preferred Stock will be made promptly following the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the shares of Convertible Preferred Stock.

We will be required to repurchase Convertible Preferred Stock on a date (the “Fundamental Change Repurchase Date”) no later than 35 days after the date of our notice of the occurrence of the relevant Fundamental Change but in no event prior to the date on which the Fundamental Change occurs.

If we have paid the Fundamental Change Repurchase Price and the Make-Whole Premium, if applicable, of the shares of Convertible Preferred Stock to be repurchased on the Fundamental Change Repurchase Date, then on and following such date:

•  the shares of Convertible Preferred Stock to be repurchased will cease to be outstanding and dividends thereon will cease to accumulate (whether or not book-entry transfer of the shares of Convertible Preferred Stock is made or whether or not the shares of Convertible Preferred Stock is delivered to the transfer agent); and

•  all other rights of the holder of the shares of the Convertible Preferred Stock to be repurchased will terminate (other than the right to receive the Fundamental Change Repurchase Price and the Make-Whole Premium, if applicable, upon delivery or transfer of the shares of Convertible Preferred Stock).

Our right to pay the Fundamental Change Repurchase Price and/or the Make-Whole Premium for shares of Convertible Preferred Stock, in whole or in part, in shares of our common stock is subject to various conditions, including:

•  our providing timely written notice, as described above, of our election to pay all or part of the Fundamental Change Repurchase Price and/or Make-Whole Premium in shares of our common stock;

•  our common stock then being listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market or other similar automated quotation system; and

•  information necessary to calculate the Market Price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available.

If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the Fundamental Change Repurchase Date, we will pay the Fundamental Change Repurchase Price and/or Make-Whole Premium, if any, for such holder’s shares of Convertible Preferred Stock entirely in cash. We may not change our election with respect to the form in which we will pay the Fundamental Change Repurchase Price and/or Make-Whole Premium, if any, once we have given the notice that we are required to give, except as described in the preceding sentence.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of shares of Convertible Preferred Stock upon a Fundamental Change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase shares of Convertible Preferred Stock.

The rights of the holders to require us to repurchase their Convertible Preferred Stock upon a Fundamental Change could discourage a potential acquisition or takeover of us. The Fundamental Change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of preferred or debt securities similar to the Convertible Preferred Stock that have been marketed by the underwriters. The terms of the Fundamental Change repurchase feature resulted from negotiations between the underwriters and us.

The term “Fundamental Change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase Convertible Preferred Stock upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Convertible Preferred Stock to require us to repurchase its shares as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change Repurchase Price and the Make-Whole Premium, if any. If we fail to repurchase Convertible Preferred Stock when required following a Fundamental Change, we will be in default of the terms of the Convertible Preferred Stock. In addition, we have, and may in the future incur, indebtedness with similar change in control provisions permitting the holders thereof to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates. Our obligation to make a repurchase upon a Fundamental Change will be satisfied if a third party makes the Fundamental Change repurchase offer in the manner, at the times and otherwise in compliance in all material respects with the requirements applicable to a Fundamental Change repurchase offer required to be made by us, purchases all shares of Convertible Preferred Stock properly tendered and not withdrawn under the Fundamental Change repurchase offer and otherwise complies with the obligations in connection therewith.

Consolidation, merger and sale of assets

The articles supplementary provide that we may, without the consent of the holders of any of the outstanding Convertible Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Convertible Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (c) certain procedural conditions are met.

Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Convertible Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

Description of common stock

Common stock

All shares of common stock:

•  participate equally in dividends payable to stockholders of common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of common stock on liquidation or dissolution;

•  have one vote per share on all matters submitted to a vote of the stockholders; and

•  do not have cumulative voting rights in the election of directors.

All issued and outstanding shares of common stock are, and the common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on the New York Stock Exchange (NYSE Symbol: NHP).

Redemption and business combination provisions

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

•  by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•  to refuse to transfer or issue voting shares of stock to any person whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our stock.

Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

Our amended and restated articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person”, be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our amended and restated articles of incorporation as:

•  any merger or consolidation with or into a related person;

•  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•  any merger or consolidation of a related person with or into us;

•  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•  the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•  any agreement, contract or other arrangement providing for any of the above.

Pursuant to our amended and restated articles of incorporation, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are 8 directors, divided into three classes consisting of 3, 3 and 2 directors.

The foregoing provisions of our amended and restated articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 90% of our outstanding voting stock.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Convertible Preferred Stock.” The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our amended and restated articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of our amended and restated articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended and restated articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Business Combinations

Under the Maryland General Corporation Law (“MGCL”), certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A person is not an Interested Stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an Interested Stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board. Cohen & Steers Capital Management, Inc. beneficially owns more than ten percent of our voting shares and would, therefore, be subject to the business combination provision of the MGCL. However, pursuant to the statute, we have exempted any business combinations involving Cohen & Steers Capital Management, Inc. and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Cohen & Steers Capital Management, Inc. and us. As a result, Cohen & Steers Capital Management, Inc. may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. As used in this section, “control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by Cohen & Steers Capital Management, Inc. of our shares of stock.

Certain federal income tax consequences

The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Convertible Preferred Stock and any of our common stock received upon its conversion. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final and temporary Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase shares of Convertible Preferred Stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the Convertible Preferred Stock or common stock as part of a straddle, conversion transaction, or hedge, persons deemed to sell the Convertible Preferred Stock or the common stock under the constructive sale provisions of the Code, persons whose “functional currency” is other than the U.S. dollar, or persons who acquire or are deemed to have acquired the Convertible Preferred Stock in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold the Convertible Preferred Stock and common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. As used in this section, a “U.S. holder” is a beneficial owner of Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

•  an individual U.S. citizen or resident alien;

•  a corporation, or entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Convertible Preferred Stock or common stock that is not a U.S. holder.

If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds Convertible Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF CONVERTIBLE PREFERRED STOCK AND COMMON STOCK RECEIVED AS A RESULT OF A CONVERSION OF CONVERTIBLE PREFERRED STOCK.

U.S. holders

Distributions. As long as we qualify as a REIT, distributions made to you out of current or accumulated earnings and profits and not properly designated by us as capital gain dividends will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Since such dividends will be received from a REIT, they generally will not be eligible to be taxed at the preferential qualified dividend income rates (currently a 15% maximum federal rate, expiring for taxable years beginning after December 31, 2008) applicable to individuals who receive dividends from taxable C corporations under current law. An exception to this rule applies, however, and individual stockholders will be taxed at such preferential rates on dividends designated by and received from us, to the extent that such dividends are attributable to (i) after-tax income that we previously retained in a prior year, and on which we were subject to corporate level tax, (ii) dividends we received from taxable REIT subsidiaries or other taxable C corporations, or (iii) after-tax income from certain sales of appreciated property acquired from C corporations in carryover basis transactions. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our common or Convertible Preferred Stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less). In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses. If we are not able to make distributions on the Convertible Preferred Stock, the accreted liquidation preference of the Convertible Preferred Stock will increase and such increase may give rise to deemed dividend income to holders of the Convertible Preferred Stock in the amount of all, or a portion of, such increase.

Conversion of Convertible Preferred Stock, or exchange of Convertible Preferred Stock, solely for common stock. If you convert or exchange Convertible Preferred Stock, or if, following a Fundamental Change, you exercise the option described in “Description of Convertible Preferred Stock—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change,” and we deliver solely our common stock in the conversion or exchange or in satisfaction of your option, you will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares and as described below under “—Constructive distributions.” Your tax basis in the common stock received upon conversion or exchange should generally equal your tax basis in Convertible Preferred Stock tendered in exchange therefor, less the tax basis allocated to any fractional share for which cash is received. Your holding period in the common stock received upon conversion or exchange of Convertible Preferred Stock will include the holding period of the Convertible Preferred Stock so converted or exchanged.

Repurchase of Convertible Preferred Stock for common stock and cash following a Fundamental Change. If, following a Fundamental Change, you exercise the option described in “Description of Convertible Preferred Stock—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change,” and we elect to deliver a combination of cash and our common stock to you, then, in general and except with respect to cash received in lieu of fractional shares and as described below under “—Constructive distributions,” you should recognize gain (but not loss) to the extent that the cash and the value of the shares exceed your adjusted tax basis in the Convertible Preferred Stock. In no event should the amount of recognized gain exceed the amount of cash received. Any such gain will generally be treated as discussed below under “—Sale, exchange or other disposition of the Convertible Preferred Stock or common stock.” Your basis in the shares received should be the same as your basis in the Convertible Preferred Stock (exclusive of any basis allocable to a fractional share), decreased by the amount of cash received (other than cash received in lieu of a fractional share), and increased by the amount of gain, if any, that you recognize (other than gain with respect to a fractional share). The holding period of the shares you receive should include the holding period for the Convertible Preferred Stock.

Constructive distributions. The fair market value of any shares of common stock received in connection with a conversion or exchange of Convertible Preferred Stock for our common stock that is attributable to dividend arrearages will be treated as a constructive distribution (to the extent not otherwise previously taken into account as a deemed dividend) as described above under “Distributions.” The tax basis of any common stock treated as a constructive distribution will be equal to its fair market value on the date of the exchange, and the holding period of such stock will commence on the day after such exchange.

Sale, exchange or other disposition of the Convertible Preferred Stock or common stock. Upon a sale or other disposition of Convertible Preferred Stock or common stock other than an exchange or conversion of Convertible Preferred Stock partially or solely into our common stock (including the receipt of cash in lieu of a fractional share of common stock upon any such exchange or conversion), you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the Convertible Preferred Stock or common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the Convertible Preferred Stock or common stock, as applicable, is more than one year. Long-term capital gains may qualify for reduced rates under U.S. federal income tax laws, and capital losses may be subject to limitations. In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Redemption of the Convertible Preferred Stock or common stock. The U.S. federal income tax treatment of a redemption by us of your Convertible Preferred Stock or common stock will depend on the particular facts relating to you at the time of the redemption. The receipt of cash in connection with such redemption will be treated as capital gain or loss from the sale or other disposition of the Convertible Preferred Stock or common stock (as discussed above under “—Sale, exchange or other disposition of the Convertible Preferred Stock or common stock”), if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code:

•  your interest in our common and Convertible Preferred Stock is completely terminated as a result of such redemption;

•  your percentage ownership in our voting stock immediately after such redemption is less than 80% of your percentage ownership immediately before such redemption; or

•  such redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code).

Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to you depends upon the facts and circumstances at the time when the determination must be made, you are advised to consult your own tax advisors to determine such tax treatment.

If none of the above tests giving rise to sale treatment are satisfied, then a payment made in redemption of the Convertible Preferred Stock will be treated as a distribution that is taxable in the same manner as described above under “—Distributions,” and your adjusted tax basis in the redeemed Convertible Preferred Stock will be transferred to any remaining shares you hold in us. If you do not retain any stock ownership in us following such redemption, then you may lose your basis completely.

Under Section 305(c) of the Code and the applicable Treasury Regulations thereunder, if the cash redemption price of the Convertible Preferred Stock exceeds its issue price, the difference (the “redemption premium”) may be taxable as a constructive dividend to holders over a certain period. Because the terms of the Convertible Preferred Stock provide for our optional right of redemption for cash at a price in excess of its issue price, holders could be required to recognize such redemption premium under an economic accrual method if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. We believe that the existence of this optional redemption right for cash does not result in a constructive dividend to holders of the Convertible Preferred Stock.

If, following a Fundamental Change, you exercise the option described in “Description of Convertible Preferred Stock—Repurchase of Convertible Preferred Stock by us at the option of the holder upon a Fundamental Change” and we elect to satisfy payment solely in cash, the transaction will generally be treated as a redemption for U.S. federal income tax purposes as discussed above.

Adjustment of conversion price. Holders of Convertible Preferred Stock may, in certain circumstances, be deemed to have received constructive distributions of stock if the conversion rate for the Convertible Preferred Stock is adjusted. Adjustments to the conversion price made pursuant to a bona fide, reasonable, adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Convertible Preferred Stock, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the anti-dilution provisions of the Convertible Preferred Stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for common stock should qualify as being pursuant to a bona fide, reasonable, adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness, cash or assets to our stockholders (including adjustments with respect to distributions to common stockholders in excess of the dividend threshold amount), for example, will not qualify as being pursuant to a bona fide, reasonable, adjustment formula. If such adjustments are made, the holders generally will be deemed to have received constructive distributions in amounts based upon the value of such holders’ increased interests in our equity resulting from such adjustments. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under “Distributions.” Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property as a result of such adjustments.

Conversion of Convertible Preferred Stock after Record Date. If a holder exercises its right to convert the Convertible Preferred Stock into shares of common stock after a Record Date but before payment of the dividend, then upon conversion, the holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would generally increase the tax basis of the common stock received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under “—Distributions” above.

Backup withholding. Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, Convertible Preferred Stock or common stock unless:

•  you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

•  provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against your income tax liability, provided that the required information is furnished to the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See “Non-U.S. holders.”

Non-U.S. holders

The rules governing U.S. federal income taxation of non-U.S. holders are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions. Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not properly designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

However, if income from the investment in the shares is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. holders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:

•  a lower treaty rate applies, you file an Internal Revenue Service Form W-8BEN with us and other conditions are met; or

•  you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against your FIRPTA tax liability.

Sale or other disposition. Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” although there can be no assurance that we will retain that status. If we are not “domestically controlled,” so long as our common stock continues to be regularly traded on an established securities market, gain recognized by you upon a sale of our common stock will continue to be exempt under FIRPTA if you did not own more than 5% of our common stock for specified periods. However, gain recognized by you upon a sale of our Convertible Preferred Stock will generally not be exempt under FIRPTA unless the Convertible Preferred Stock is regularly traded on an established securities market and you did not own more than 5% of the Convertible Preferred Stock for specified periods.

If the gain on the sale of shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. holders with respect to the gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals (and may also be subject to the 30% branch profits tax if you are a foreign corporation).

Gain not subject to FIRPTA will be taxable to you if:

•  investment in the shares is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. holders with respect to the gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals (and may also be subject to the 30% branch profits tax if you are a foreign corporation); or

•  you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

Conversion or exchange of Convertible Preferred Stock for common stock. You generally will not recognize any gain or loss by reason of receiving solely our common stock in exchange for our Convertible Preferred Stock upon conversion or exchange of the Convertible Preferred Stock, but you may recognize gain if we deliver a combination of cash and our common stock in the conversion or exchange. In either case, gain or loss may be recognized with respect to any cash received in lieu of fractional shares, as described above under “—Sale or other disposition,” and the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution, and will be taxable, as described above under “—Distributions,” to you to the extent of our earnings and profits.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your Convertible Preferred Stock or common stock unless you certify your non-U.S. status and other conditions are met.

The payment of proceeds of a sale of Convertible Preferred Stock or common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you properly certify as to your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of Convertible Preferred Stock or common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership with specified connections to the United States, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Certain federal income tax considerations to us of our REIT election

General. We have made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 1985. We believe that we are organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and our proposed future method of operation will enable us to continue to so qualify. No assurances, however, can be given that we have operated in a manner so as to qualify as a REIT or that we will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy the REIT tests or will continue to do so. See “Failure to qualify” below.

The sections of the Code relating to qualification and operation as a REIT, and the federal income tax treatment of a REIT and its securityholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder and administrative and judicial interpretations thereof.

Taxation of our company. In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our taxable income or capital gain that is distributed to stockholders. We will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

Notwithstanding our qualification as a REIT, we may also be subject to taxation in certain other circumstances. If we should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the greater of:

•  the amount by which we fail the 75% test; or

•  the excess of 90% of our gross income over the amount of the income attributable to sources that qualify under the 95% test, multiplied by a fraction intended to reflect our profitability.

We will also be subject to a tax of 100% on net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), and if we have (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a default on indebtedness or a lease) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognized a gain on the disposition of the asset during a 10 year period beginning on the date we acquired the asset, then the asset’s “built in” gain will be subject to tax at the highest regular corporate rate. We may also be subject to the corporate “alternative minimum tax” on our items of tax preference, as well as tax in certain situations not presently contemplated. If it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary on the basis of arm’s-length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of such amounts. We use the calendar year for federal income tax purposes and for financial reporting purposes.

Requirements for qualification. To qualify as a REIT, we must elect to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

Organizational requirements. The Code defines a REIT as a corporation, trust or association:

•  which is managed by one or more trustees or directors;

•  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•  which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

•  which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

•  the beneficial ownership of which is held by 100 or more persons;

•  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and

•  which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For our taxable years beginning on or after January 1, 1998, we will be treated as having satisfied the sixth condition if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or through exercising reasonable diligence would not have known, that we failed to satisfy the condition. If we fail to comply with these regulatory requirements for any taxable year, we will be subject to a penalty of $25,000, or $50,000 if the failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed. Our Amended and Restated Articles of Incorporation, as amended, provide for restrictions regarding transfer of our capital stock in order (among other purposes) to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth conditions. Such transfer restrictions are described in “Description of common stock—Redemption and business combination provisions” in the prospectus to which this prospectus supplement relates.

Gross income tests. In order for us to maintain our qualification as a REIT, there are two requirements relating to our gross income that must be satisfied annually:

•  at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or temporary investment income; and

•  at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from real property and from dividends, other types of interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to the share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for federal income tax purposes. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships in which we have an interest will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described herein.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met:

•  the amount of rent generally must not be based in whole or in part on the income or profits of any person (an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales);

•  the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or one or more owners of 10% or more of the REIT, directly or constructively, own in the aggregate 10% or more of the tenant;

•  if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property;” and

•  for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no income, except that we may directly perform certain services other than services that are not “usually or customarily rendered” in connection with the rental space for occupancy only and are considered “rendered to the occupant” of the property.

For our taxable years beginning on or after January 1, 1998, a de minimis amount of up to 1% of the gross income received by us from each property is permitted to be from the provision of non-customary services without disqualifying all other amounts received from the property as “rents from real property.” However, the de minimis amount itself will not qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. In addition, for our taxable years beginning on or after January 1, 2001, we may furnish certain services (including “non-customary” services) through a taxable REIT subsidiary. A taxable REIT subsidiary includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax at regular corporate rates.

We typically do not provide services to any lessees under our leases, and to the extent that we provide services to any lessee, we believe that any and all services were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only, and therefore, that the provision of the services did not and will not cause the rents received with respect to the properties or newly acquired properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. If we contemplate providing services in the future that reasonably might be expected not to meet the “usual or customary” standard, we will arrange to have the services provided by an independent contractor from which we derive no income or by an affiliated entity that has elected taxable REIT subsidiary status. It is anticipated that, for purposes of the gross income tests, our investment in our leases will in major part give rise to qualifying income in the form of rents and gains on the sales of leased property.

Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of our company,” even if these relief provisions apply, a tax would be imposed with respect to some or all of our excess gross income.

Asset tests. At the close of each quarter of our taxable year, we must also satisfy the following four tests relating to the nature of our assets:

•  at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering), cash, cash items and government securities;

•  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

•  of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a taxable REIT subsidiary) and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities (unless the issuer is a taxable REIT subsidiary or unless we can avail ourself of a safe harbor for “straight debt”); and

•  not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Our investment in our leases will constitute qualified assets for purposes of the 75% asset test.

Annual distribution requirements. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to you in an amount at least equal to (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. We must pay annual distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. For our taxable years beginning on or after January 1, 1998, we may designate all or a portion of our undistributed net capital gains as being includable in your income as gain from the sale or exchange of a capital asset, and you would receive an increase in the basis of your stock in our company in the amount of the income recognized. You would also be treated as having paid your proportionate share of the capital gains tax imposed on us on the undistributed amounts and would receive a corresponding decrease in the basis of your stock in our company. Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year at least the sum of:

•  85% of our REIT ordinary income for that year;

•  95% of our REIT capital gain net income for that year; and

•  any undistributed taxable income from prior periods.

We believe we have made, and intend to make, timely distributions sufficient to satisfy all annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between:

•  the actual receipt of income and actual payment of deductible expenses; and

•  the inclusion of that income and deduction of the expenses in arriving at our taxable income.

Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends.

Under certain circumstances relating to any Internal Revenue Service audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to you in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, we must maintain certain records and may be required to request certain information from you designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with these requirements.

Failure to qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to you in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. If we do fail to qualify, to the extent of current and accumulated earnings and profits, all distributions to you will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to the statutory relief.

Tax aspects of our investments in partnerships

We hold direct or indirect interests in various partnerships. In general, partnerships are “pass-through” entities and are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing items of the partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. See “—Gross income tests.” Any resultant increase in our REIT taxable income will increase our distribution requirements (see “—Annual distribution requirements”), but will not be subject to federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see “—Asset tests”), we will include our proportionate share of assets held by the partnerships.

Other tax consequences

Possible legislative or other actions affecting tax consequences. Prospective holders of our Convertible Preferred Stock and our common stock should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and local taxes. We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in us.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE PREFERRED STOCK AND ANY COMMON STOCK RECEIVED UPON ITS CONVERSION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Underwriting

J.P. Morgan Securities Inc. is acting as sole book-running manager for this offering.

We and the underwriters named below have entered into an underwriting agreement covering the Convertible Preferred Stock to be sold in this offering. Each underwriter has agreed to purchase the number of shares of Convertible Preferred Stock set forth opposite its name in the following table.

Name	Number of Shares
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC

Total	1,000,000

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse changes in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The underwriters are offering the shares of Convertible Preferred Stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the front cover page of this prospectus supplement. The underwriters may sell shares to securities dealers at a discount of up to $         per share from the initial public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 150,000 shares of Convertible Preferred Stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus supplement. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Convertible Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Without overallotment exercise	With overallotment exercise
Per share	$	$
Total	$	$

The underwriters have advised us that they may make short sales of our Convertible Preferred Stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the 150,000 shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the Convertible Preferred Stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our Convertible Preferred Stock following this offering. As a result, our Convertible Preferred Stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of Convertible Preferred Stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of Convertible Preferred Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Convertible Preferred Stock. A “penalty bid” is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Convertible Preferred Stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and, depending upon the particular underwriter, place orders online or through their financial advisor.

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $                    .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and one of our directors have agreed that, during the period beginning from the date of this prospectus supplement and continuing to and including the date 90 days after the date of this prospectus supplement, none of us will, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our preferred stock or common stock or any of our securities which are substantially similar to our preferred stock or common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, preferred stock, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of our preferred stock or common stock or any securities substantially similar to our preferred stock or common stock, without the prior written consent of J.P. Morgan Securities Inc. except in certain limited circumstances.

The Convertible Preferred Stock is a new issue of securities with no established trading market. We have applied for approval from the New York Stock Exchange to list the Convertible Preferred Stock on the New York Stock Exchange. If so approved, trading of the Convertible Preferred Stock on the New York Stock Exchange is expected to commence within a 7-day period after the initial delivery of the Convertible Preferred Stock. The underwriters have advised us that they intend to make a market in the Convertible Preferred Stock prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Convertible Preferred Stock, however, and may cease market making activities if commenced at any time.

In the ordinary course of business, the underwriters and/or their affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and may in the future receive compensation.

As described under “Use of proceeds,” we intend to use a portion of the net proceeds from this offering to repay indebtedness. The underwriters or their affiliates may hold some of the indebtedness that we repay with the net proceeds of this offering and, as a result, may receive a portion of those net proceeds through the repayment of that indebtedness. Because more than 10% of the net proceeds of this offering may be paid to underwriters or affiliates of underwriters participating in this offering, this offering will be made in accordance with NASD Conduct Rule 2710(h).

Legal matters

The validity of the Convertible Preferred Stock we are offering by this prospectus supplement and the accompanying prospectus will be passed upon for us by Venable LLP. Certain legal matters will be passed upon for us by O’Melveny & Myers LLP. Sidley Austin Brown & Wood LLP is counsel to the underwriters in connection with the offering. O’Melveny & Myers LLP and Sidley Austin Brown & Wood LLP will rely upon Venable LLP as to matters of Maryland law. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 47,925 shares of our common stock.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement. We incorporate by reference the following documents (File No. 1-9028) we filed with the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

•  our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 9, 2004;

•  our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2004, filed on May 3, 2004; and

•  the description of our common stock contained in our registration statement on Form 10 filed on November 18, 1985, including the amendments thereto filed on December 4, 1985 and December 6, 1985, and any other amendment or report filed for the purpose of updating such description.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus supplement, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus supplement, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. Requests for copies in writing or by telephone should be directed to:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Mark L. Desmond

(949) 718-4400

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.nhp-reit.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

PROSPECTUS

$500,000,000

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

We may offer, from time to time, in one or more series:

•	debt securities;

•	warrants to purchase debt securities;

•	shares of our preferred stock;

•	warrants to purchase shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase shares of our common stock.

The common stock warrants, the debt securities warrants and the preferred stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities will have an aggregate offering price of $500,000,000 and will be offered on terms to be determined at the time of offering. We will provide the specific terms of these securities in prospectus supplements to this prospectus prepared in connection with each offering. The prospectus supplement will also disclose whether the securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities.

Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any agent or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See “Plan of Distribution.” The net proceeds we receive from the sale also will be set forth in the applicable prospectus supplement.

Investing in the securities involves risks that are described under “Risk Factors” beginning on page 3 of this prospectus and, if applicable, under “ Risk Factors” in the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “NHP”. On October 15, 2003, the closing price of our common stock was $18.42.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 16, 2003

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in prospectus is current only as of the date of this prospectus.

i

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference in the prospectus before making a decision to invest in our securities.

Whenever we refer herein to “NHP,” “us,” “we” or “our,” we are referring to Nationwide Health Properties, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Additional Information.”

As permitted by the rules and regulations of the SEC, this prospectus omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the securities offered under this prospectus and any prospectus supplement, we refer you to the registration statement and the attached exhibits and schedules, which you can obtain from the SEC as described below under “Additional Information,” as well as on our website at http://www.nhp-reit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents and provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

NHP

Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985, is a real estate investment trust, or REIT, that invests in senior housing and long-term care properties – primarily independent and assisted living facilities, skilled nursing facilities and continuing care retirement communities. As of June 30, 2003, our gross investment in our properties, including mortgage loans receivable and our investment in an unconsolidated joint venture, was approximately $1.6 billion. As of June 30, 2003, we had investments in 382 facilities in 38 states, consisting of:

•	185 skilled nursing facilities;

•	132 assisted and independent living facilities;

•	12 continuing care retirement communities;

•	one rehabilitation hospital;

•	one long-term acute care hospital;

•	two buildings held for sale; and

•	49 assisted living facilities operated by an unconsolidated joint venture in which we have a 25% interest.

Other than the two buildings held for sale, substantially all of our owned facilities are leased under “triple-net” leases, which are accounted for as operating leases, to 69 healthcare providers.

Our principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.

RATIO OF EARNINGS TO FIXED CHARGES

In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges, exclusive of capitalized interest. No adjustments have been made for income from our unconsolidated joint venture because we have received in cash all equity method income reflected on the income statement. Fixed charges consist of interest on debt, including amounts capitalized. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consists of dividends on our 7.677% Series A cumulative redeemable preferred stock.

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	1.90	1.79	2.08	2.13	2.14	2.38
Ratio of earnings to combined fixed charges and preferred stock dividends	1.68	1.57	1.83	1.89	1.88	2.01

RISK FACTORS

Generally speaking, the risks facing our company fall into two categories: risks associated with the operations of our operators; and other risks unique to our operations. You should carefully consider the risks and uncertainties described below before making an investment decision in our company. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, the value of an investment in our company.

Operator Risks

Our financial position could be weakened and our ability to make distributions could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

The bankruptcy, insolvency or financial deterioration of our operators could significantly delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rent and interest during the bankruptcy proceeding.

•	Leases. If one of our lessees seeks bankruptcy protection, the lessee can either assume or reject the lease. Generally, the operator is required to make rent payments to us during their bankruptcy until they reject the lease. If the lessee assumes the lease, the court cannot change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us. In that event, if we were able to re-lease the facility to a new operator only on unfavorable terms or after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

•	Mortgage Loans. If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the facility’s investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against an enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High “loan to value” ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the replacement of the operator licensed to manage the facility. In some instances, we may take possession of a property that exposes us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

In addition, some of our leases provided for free rent at the beginning of the lease. These deferred amounts are repaid over the remainder of the lease term. Although the payment of cash rent is deferred, rental income is recorded on a straight-line basis over the life of the lease, such that the income recorded during the early years of the lease is higher than the actual cash rent received during that period, creating an asset on our balance sheet called deferred rent receivable. To the extent any of the operators under these leases, for the reasons discussed above, become unable to pay the deferred rents, we may be required to write down the rents receivable from those operators, which would reduce our net income.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators’ costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

•	Medicare and Medicaid. A significant portion of our skilled nursing facility operators’ revenue is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from them. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding health care costs and their budgetary impact may result in significant reductions in payment to health care facilities, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Loss of certification or accreditation or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care, could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline.

•	Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss of licensure would prevent a facility from operating. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may not be able to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time.

•

Fraud and Abuse Regulations.    There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expand the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Further, under Operation Restore Trust, a major anti-fraud demonstration project, the Office of Inspector General of the U.S. Department of Health and Human Services, in cooperation with other federal and state agencies, has focused on the activities of skilled nursing facilities in certain states in which we have properties. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

•	Legislative Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on state Medicaid reimbursements, a “Patient Bill of Rights” to increase the liability of insurance companies as well as the ability of patients to sue in the event of a wrongful denial of claim, a Medicare prescription drug benefit, hospital cost-containment initiatives by public and private payors, uniform electronic data transmission standards for healthcare claims and payment transactions, and higher standards to protect the security and privacy of health-related information. We cannot predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

Our operators are faced with increased litigation and rising insurance costs that may affect their ability to pay their lease or mortgage payments.

In some states, advocacy groups have been created to monitor the quality of care at skilled nursing facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by skilled nursing facility patients has succeeded in winning very large damage awards for alleged abuses. To a lesser extent, this litigation also has spilled over and affected assisted living facilities. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment continues. Continued cost increases could cause our tenants to be unable to pay their lease or mortgage payments potentially decreasing our revenues and increasing our collection and litigation costs. Moreover, to the extent we are required to foreclose on the affected facilities, our revenues from those facilities could be reduced or eliminated for an extended period of time.

Overbuilding and increased competition has resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar health care services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. In addition, overbuilding in the assisted and independent living market has caused a slow-down in the fill-rate of newly constructed buildings and a reduction in the monthly rate many newly built and previously existing facilities were able to obtain for their services. This has resulted in lower revenues for the operators of certain of our facilities. It may also have contributed to the financial difficulties of some of our operators. While we believe that overbuilt markets should reach stabilization in the next couple of years due to minimal new development, we cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

Risks Unique to Us and Our Operations

In addition to the operator related risks discussed above, there are a number of risks directly associated with NHP and its operations.

We rely on external sources of capital to fund future capital needs, and if our access to such capital continues to be difficult, we may not be able to meet maturing commitments or make future investments necessary to grow our business.

In order to qualify as a REIT under the Internal Revenue Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we will not be able to fund, from cash retained from operations, all future capital needs, including capital needs to satisfy or refinance maturing commitments and to make investments. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years have limited our access to capital. As a result, while we have been able to meet our maturing commitments, the level of our new investments has decreased except in 2002. We currently expect difficult market conditions to prevail during 2003, which could limit our access to capital for the coming year. While we do not expect this to affect our ability to meet our maturing commitments, it could limit our ability to make future investments. Our potential capital sources include:

•	Equity Financing. As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions that may change from time to time. Among the market conditions and other factors that may affect the market price of our common stock are:

•	the extent of investor interest;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our operators;

•	the contents of analyst reports about us and the REIT industry;

•	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

•	our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

•	other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market’s perception of the REIT’s growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market’s expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and reduce the value of your investment.

•

Debt Financing/Leverage.    Financing for our maturing commitments and future investments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make distributions to our stockholders, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. The degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Two of the operators of our facilities each account for more than 10% of our revenues.

As of the end of 2002, as adjusted for facilities acquired and disposed during 2002, Alterra Healthcare Corporation accounted for 14% of our revenues and American Retirement Corporation, or ARC, accounted for 12% of our revenues. The failure or inability of either of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

If Alterra rejects our leases in bankruptcy, our revenues and cash flow could be reduced.

In January 2003, Alterra, our largest operator, filed for protection under the United States bankruptcy laws. Alterra operates 54 of our facilities and its subsidiaries (which have not filed for bankruptcy protection) operate all 49 of the facilities owned by our joint venture, in which we are a 25% equity partner. The joint venture leases are guaranteed by Alterra. In July 2003, the bankruptcy court approved a majority owned subsidiary of Emeritus Corporation, with financing provided by an affiliate of Fortress Investment Group LLC, as the winning bidder at an auction to acquire Alterra. The proposed acquisition is expected to be consummated in the fourth quarter of 2003 following the confirmation of Alterra’s Chapter 11 plan of reorganization, and is contingent upon satisfaction of various conditions, including consents from certain of Alterra’s secured lenders and lessors. Emeritus’ bid essentially provides that our master lease would be assumed “as is”, while reserving the right to reject the Alterra parent guarantees of the joint venture master leases. No assurance can be given, however, that the transaction will be consummated on those terms or other terms acceptable to us. In the event the master lease with Alterra is not assumed, Alterra has the ability to reject the leases on some or all of its facilities, in which event we would be required either to find new operators for these facilities or to become the new operator of these facilities. Given their deteriorating operating performance during bankruptcy and current market conditions, it may be difficult to find new operators for these facilities, without material rent reductions, and we may face a considerable period of time without lease revenues from some facilities, potential costs and expenses on our part to renovate some facilities as required to re-lease them, and the leasing of some facilities on less favorable terms than we currently have with Alterra. If, alternatively, we operate these facilities rather than re-leasing them, we will be exposed to many of the same risks our other operators face as described above under the heading “Operator Risks.”

If Alterra were to reject the guarantee of the joint venture leases, the subsidiaries would be in default under those leases and the joint venture may have a claim against Alterra. The subsidiaries could also file for bankruptcy protection and reject the leases, in which event the joint venture would face the same risks with respect to those leases described with respect to our leases in the prior paragraph.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

We intend to operate in a manner to qualify as a REIT under the Internal Revenue Code. While we believe that we have been organized and have operated in a manner which would allow us to qualify as a REIT under the Internal Revenue Code, it is possible that is not the case or that our future operations could cause us to fail to qualify. Qualification as a REIT requires us to satisfy numerous requirements established under highly technical and complex Internal Revenue Code provisions. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating at least 90% of our annual REIT taxable income. While we are not aware of anything significant that is pending, legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of qualification as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates. Unless we are entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost qualification. If we lose our REIT status, our net earnings available for distribution to stockholders or investments would be significantly reduced for each of the years involved. In addition, we would no longer be required to make distributions to stockholders.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

We may not be able to sell certain facilities held for sale for their book value.

From time to time we classify certain facilities, including unoccupied buildings and land parcels, as assets held for sale. To the extent we are unable to sell these properties for book value, we may be required to take an impairment charge or loss on the sale, either of which would reduce our net income.

Our success depends in part on our ability to retain key personnel

We depend on the efforts of our executive officers, particularly Mr. R. Bruce Andrews, Mr. Mark L. Desmond and Mr. Donald D. Bradley. The loss of the services of these persons or the limitation of their availability could have an adverse impact on our operations. Although we have entered into employment and security agreements with these executive officers, these agreements may not assure their continued service.

As owners of real estate, we are subject to environmental laws that expose us to the possibility of having to pay damages to the government and costs of remediation if there is contamination on our property.

Under various laws, owners of real estate may be required to investigate and clean up hazardous substances present at a property, and may be held liable for property damage or personal injuries that result from environmental contamination. These laws also expose us to the possibility that we become liable to reimburse the government for damages and costs it incurs in connection with the contamination. We review environmental surveys of the facilities we own prior to their purchase. Based upon those surveys we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination that could have a material adverse effect on our business or financial condition.

Our charter and bylaws contain provisions that may delay, defer or prevent a change in control or other transactions that could provide stockholders with the opportunity to realize a premium over the then-prevailing market price for our common stock.

•	Ownership Limitations. In order to protect us against the risk of losing our REIT status for federal income tax purposes, our charter prohibits the ownership by any single person of more than 9.9% of the issued and outstanding shares of our voting stock. We can redeem shares acquired or held in excess of the ownership limit. In addition, any acquisition of our common stock or preferred stock that would result in our disqualification as a REIT is null and void. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our stockholders’ ability to realize a premium over the then-prevailing market price for the shares of our common stock in connection with a stock transaction. The Board of Directors has increased the ownership limit applicable to our voting stock to 20% with respect to Cohen & Steers Capital Management, Inc. As of May 2, 2003, Cohen & Steers Capital Management, Inc. owned 3,900,700 of our shares, which is approximately 6.63% of our common stock.

•	Preferred Stock. Our charter authorizes us to issue additional shares of common stock and one or more series of preferred stock and to establish the preferences, rights and other terms of any series of preferred stock that we issue. Although our Board of Directors has no intention to do so at the present time, it could establish a series of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

•	Other. Our charter also contains other provisions that may impede various actions by stockholders without approval of our Board of Directors or preferred stockholders entitled to vote, which in turn may delay, defer or prevent a transaction, including a change in control, that might involve payment of a premium price for our common stock or otherwise be in the best interests of our stockholders. Those provisions include the following:

•	in certain circumstances, a proposed consolidation, merger, share exchange or transfer must be approved by two-thirds of the votes of our preferred stockholders entitled to be cast on the matter;

•	the requirement that any business combination be approved by 90% of the outstanding shares unless the transaction receives a unanimous vote or a consent of the Board of Directors or is a combination solely with a wholly-owned subsidiary; and

•	the Board of Directors is classified into three groups whereby each group of Directors is elected for successive terms ending at the annual meeting of stockholders the third year after election.

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain information contained in this prospectus and any accompanying prospectus supplement includes forward-looking statements. Forward looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may”, “will”, “anticipates”, “expects”, “believes”, “intends”, “should” or comparable terms or the negative thereof. All forward-looking statements included in this prospectus and any prospectus supplement are based on information available to us on the date of the applicable document. These statements speak only as of the date of the applicable document and we assume no obligation to update the forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, without limitation, the following:

•	continued deterioration of the operating results or financial condition, including bankruptcies, of our tenants;

•	occupancy levels at certain facilities;

•	changes in the ratings of our debt securities;

•	access to the capital markets and the cost of capital;

•	government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs;

•	the general distress of the healthcare industry;

•	the effect of economic and market conditions and changes in interest rates;

•	the amount and yield of any additional investments;

•	the ability of our operators to repay deferred rent or loans in future periods;

•	our ability to attract new operators for certain facilities;

•	our ability to sell certain facilities for their book value;

•	changes in tax laws and regulations affecting REITs; and

•	the risk factors set forth under the caption “Risk Factors” in Item 1 of our annual report on Form 10-K/A for the year ended December 31, 2002.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus and, if applicable, under “Risk Factors” in the applicable prospectus supplement, could cause our actual results to differ materially from those projected in any forward-looking statement we make.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents our selected financial data. Certain of this financial data has been derived from our unaudited financial statements included in our quarterly report on Form 10-Q for the second quarter ended June 30, 2003 and our audited financial statements included in our 2002, 2001, 2000, 1999 and 1998 annual reports on Form 10-K or 10-K/A and should be read in conjunction with the financial statements and accompanying notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly report on Form 10-Q and annual reports on Form 10-K or 10-K/A.

	Six Months Ended June 30,		Years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
			(In thousands, except per share data)
Operating Data:
Revenues	$80,840	$73,262	$155,274	$163,249	$167,637	$157,845	$136,441
Income from continuing operations	26,866	16,120	44,357	71,875	69,750	67,380	65,204
Discontinued operations	136	(1,051)	(7,803)	(3,357)	1,142	3,433	4,544
Net income	27,002	15,069	36,554	68,338	71,162	70,813	69,748
Preferred stock dividends	(3,839)	(3,839)	(7,677)	(7,677)	(7,677)	(7,677)	(7,677)
Income available to common stockholders	23,163	11,230	28,877	60,661	63,485	63,136	62,071
Dividends paid on common stock	44,804	45,087	90,585	87,093	85,889	83,480	75,128
Per Share Data:
Basic/diluted income from continuing operations available to common stockholders	$0.44	$.25	$0.75	$1.37	$1.34	$1.29	$1.29
Basic/diluted income available to common stockholders	0.44	.23	0.59	1.30	1.37	1.37	1.39
Dividends paid on common stock	0.83	.92	1.84	1.84	1.84	1.80	1.68
Balance Sheet Data:
Investments in real estate, net	$1,334,335	$1,244,600	$1,345,195	$1,228,987	$1,333,026	$1,372,064	$1,316,685
Total assets	1,400,391	1,308,939	1,409,933	1,289,838	1,381,007	1,430,056	1,357,303
Borrowings under unsecured revolving credit facility	48,000	64,000	107,000	35,000	79,000	75,300	42,000
Senior notes due 2003-2038	579,750	539,750	614,750	564,750	627,900	657,900	545,150
Convertible debentures	—	—	—	—	—	—	57,431
Notes and bonds payable	110,386	105,276	111,303	91,590	62,857	64,048	64,623
Stockholders’ equity	620,340	556,195	529,140	555,312	563,472	585,590	605,558
Other Data:
Net cash provided by operating activities	$40,189	39,298	$85,664	$83,187	$99,940	$94,659	$106,067
Net cash provided by (used in) investing activities	$(8,454)	(29,954)	$(147,626)	$75,721	$11,258	$(89,753)	$(282,968)
Net cash provided by (used in) financing activities	$(30,936)	(10,887)	$61,287	$(155,995)	$(121,188)	$(4,949)	$182,891
Diluted weighted average shares outstanding	52,362	48,583	48,869	46,836	46,228	46,216	44,645

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement which accompanies this prospectus, the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, including the repayment of bank lines of credit and investments in health care related properties. We use our existing revolving bank credit facility for general corporate purposes, including the acquisition or construction of health care related facilities and the funding of mortgage loans secured by health care related facilities.

DESCRIPTION OF DEBT SECURITIES

Debt securities may be issued from time to time in series under an indenture we will enter into with J.P. Morgan Trust Company, as trustee. The material terms of these debt securities are described in this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of those securities in a prospectus supplement.

General

The indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

Reference is made to the prospectus supplement for the following terms of the offered debt securities:

•	the specific title of the offered debt securities;

•	the aggregate principal amount of the offered debt securities;

•	the percentage of their principal amount at which the offered debt securities will be issued;

•	the date on which the offered debt securities will mature;

•	the rate or rates per annum or the method for determining the rate or rates, if any, at which the offered debt securities will bear interest;

•	the times at which any interest will be payable;

•	any provisions relating to optional or mandatory redemption of the offered debt securities at our option or pursuant to sinking fund or analogous provisions or at the option of a holder;

•	the denominations in which the offered debt securities are authorized to be issued, if other than denominations of U.S. $100,000 and any integral multiple of U.S. $1,000 above U.S. $100,000;

•	any provisions relating to the conversion or exchange of the offered debt securities into common stock, preferred stock or into debt securities of another series;

•	whether the offered debt securities are to be issued in fully registered form without coupons or in bearer form with interest coupons or both;

•	the place or places at which we will make payments of principal and premium, if any, and interest, if any, and the method of payment;

•	whether the offered debt securities will be issued in whole or in part in global form;

•	the currency we will use to make payments of principal and premium, if any, and interest, if any, if it is not U.S. dollars;

•	the portion of the principal amount of the debt securities that will be payable upon declaration of the acceleration of the maturity of the debt securities, if it is less than the principal amount;

•	any additional covenants or events of default and the corresponding remedies not currently set forth in the indenture;

•	whether the offered debt securities will be subordinated to our other indebtedness;

•	any applicable material United States federal income tax consequences; and

•	any other specific terms of the offered debt securities.

One or more series of the debt securities may be issued as discounted debt securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any discounted debt securities will be described in the prospectus supplement relating to the discounted debt securities.

We will pay any interest due on any debt security to the person in whose name the debt security is registered at the close of business on the regular record date for interest. If we fail to pay interest on the relevant due date we will make payment to anyone who holds the debt security at a future date which the trustee will choose. The trustee will send notice of the payment to all those who hold the debt security on a date which the trustee will determine. The date will be at least 10 days before the payment date.

Status of Debt Securities

The debt securities will be unsecured obligations and may rank on a parity with all of our other unsecured and unsubordinated indebtedness or may be subordinated to certain other indebtedness.

Except as may be set forth in the prospectus supplement, the debt securities may be presented for transfer or exchange for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for that purpose. If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. A service charge will not be required for registration of transfer or exchange of debt securities, but we may require payment to cover any taxes or governmental charges in connection with any registration of transfer or exchange.

As of June 30, 2003, the total indebtedness of NHP was $738,136,000. NHP does not have any current plans or arrangements to issue debt securities under this prospectus, or to assume additional indebtedness in the future other than as required for corporate growth in the ordinary course of business.

Conversion Rights

The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating to the series and in accordance with the indenture. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common stock.

Covenants

In the indenture we undertake certain agreements or commitments, including agreements to do the following:

•	punctually make payments on the debt securities;

•	maintain one or more offices at which debt securities can be presented for payment and registration;

•	act as, or appoint a third party as, paying agent for one or more series of the securities;

•	provide the paying agent with sufficient funds to make required payments when due under the securities;

•	furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in our performance; and

•	file with the Trustee copies of the annual reports and the information, documents and other reports required pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 within 15 days of filing them with the SEC.

Optional Redemption

The debt securities will be subject to redemption at our option at any time, for reasons intended to protect our status as a REIT. In connection therewith, we may redeem the debt securities in whole or from time to time in part, in the manner specified in the indenture, at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. The indenture does not contain any provision requiring us to repurchase the debt securities at the option of the holders of the debt securities in the event of a leveraged buyout, recapitalization or similar restructuring, even though our creditworthiness and the market value of the debt securities may decline significantly as a result of the transaction. The indenture does not protect holders of the debt securities against any decline in credit quality, whether resulting from any transaction or from any other cause.

If we elect to redeem a series, we will give the trustee at least 60 days’ notice. If less than all securities with the same issue date and the same maturity date are to be redeemed, the trustee will select the securities to be redeemed by such method as specified in the officer’s certificate or the supplemental indenture or, if not specified, in a manner the trustee deems fair and appropriate. We or the trustee must give holders of securities to be redeemed written notice of certain items required under the indenture, by first class mail not less than 30 and not more than 60 days before the redemption date. After notice of redemption is given, the securities selected for redemption become due and payable, and cease to bear interest, on the redemption date, except that if we fail to make the required payment to redeem securities selected for redemption, those securities will continue to bear interest until paid. If securities are redeemed only in part, we will, upon surrender of the security and at no charge to the holder, issue to the holder a like security for the unredeemed portion of the security so surrendered.

Dividends, Distributions and Acquisitions of Capital Stock

If an event of default, as defined in the indenture, has occurred and is continuing or would exist immediately after giving effect to any of the following actions, the indenture provides that we will not do any of the following:

•	declare or pay any dividends or make any distributions to holders of our capital stock, other than dividends or distributions payable in our capital stock or other than as we determine is necessary to maintain our status as a REIT; or

•	purchase, redeem or otherwise acquire or retire for value any of our capital stock, or any warrants, rights or options to purchase or acquire any shares of our capital stock, other than the debt securities, or permit any subsidiary to do so.

Satisfaction and Discharge

Under the terms of the indenture, we may discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in an amount sufficient to make all the remaining payments of principal, premium and interest on those when those payments are due. We can only do this if we have delivered to the trustee, among other things, an opinion of counsel stating that we have complied with each condition precedent relating to the satisfaction and discharge the indenture.

Events of Default

An event of default with respect to debt securities of any series is defined in the indenture as:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

•	failure to perform any other covenant or warranty in the indenture continued for 60 days after written notice to us as provided in the indenture, other than a covenant included in the indenture solely for the benefit of one or more series of debt securities other than that series;

•	certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization;

•	a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money, including the indenture, resulting in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $25,000,000, unless the acceleration has been rescinded or annulled or the indebtedness has been discharged within 10 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities declaring a default or we are contesting the validity of the default in good faith by appropriate proceedings; and

•	any other event of default provided with respect to the debt securities of that series.

If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are discounted debt securities, the portion of the principal amount as may be specified in the terms of that series, of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable security or indemnity. Subject to providing for the indemnification of the trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in our performance.

Modification, Amendment and Waiver

Modifications and amendments of the indenture may be made by us and the trustee without the consent of any holders to, among other things:

•	evidence the succession of another corporation to our company;

•	add to our covenants or surrender any right or power conferred upon us;

•	establish the form or terms of debt securities;

•	cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the indenture, provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

•	evidence and provide for a successor trustee.

Any modification or amendment of the indenture described in the second preceding bullet point above made solely to conform the indenture to this prospectus and the prospectus supplement provided to investors in connection with an offering of debt securities by us will not be deemed to adversely affect the interests of the holders of such debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no the modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

•	reduce the principal amount of, or premium or interest, if any, on any debt security;

•	reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any modification or waiver.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal or premium, if any, or interest, if any, or a default in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger, Sale of Assets and Other Events and Transactions

The indenture provides that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with or merge into any other corporation, company or business trust, or (2) convey, lease or transfer our properties and assets substantially as an entirety to another entity, provided that:

•	the entity formed by such consolidation or into which we are merged or that obtains our property or assets is a corporation organized under the laws of the United States or any state;

•	that entity agrees by means of a supplemental indenture to assume all of our duties and obligations under the indenture;

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and legal opinion covering the above conditions.

This covenant may not be waived or modified by us or the trustee.

With respect to the sale of assets, the meaning of the phrase “assets substantially as an entirety” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no precise, established meaning under New York law (which governs the indenture), and is subject to judicial interpretation. Accordingly, in certain circumstances there may be uncertainty in ascertaining whether a particular transaction would involve a disposition of NHP’s “assets substantially as an entirety,” and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

Except as noted above under “Dividends, Distributions and Acquisitions of Capital Stock,” we are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indenture does not require that we maintain any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction in which we are involved or which may be initiated or supported by us, our management, or our management’s affiliates. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding or otherwise affect our capital structure or credit rating.

Global Securities

The debt securities of a series may be issued in whole or in part in global form. The global securities will be deposited with a depositary, or with a nominee for a depositary, identified in the prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons, or participants, that have accounts with the depositary. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, or by participants or persons that hold through participants, with respect to interests of persons other than participants. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the holders of the debt securities, we, the trustee and our agents will treat a person as the holder of the principal amount of debt securities as specified in a written statement of the depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names, will not receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we, the trustee nor any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of the participants.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive form in exchange for all of the global security or securities representing the debt securities.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in debt securities represented by global securities.

Sinking Funds

We may establish a sinking fund for the redemption of a particular series of debt securities. If a sinking fund is established, we will be required to deposit mandatory sinking fund payments with the trustee at certain specified times sufficient to redeem a percentage of or the whole series of debt securities. The terms of the debt securities may also provide for optional sinking fund payments. If we establish a sinking fund, a holder’s debt securities may be called for redemption prior to the stated maturity date. In addition, the average life of the whole series of debt securities will be shorter than the stated maturity date because of the scheduled redemptions. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the offered debt securities will be redeemed.

If provided for by the terms of the debt securities, we may satisfy sinking fund payment obligations by (1) delivering securities of such series not previously redeemed, (2) applying as a credit securities of such series that have been redeemed but not previously credited toward sinking fund payment obligations or (3) applying as a credit securities converted into equity securities or debt securities of another series but not previously credited toward sinking fund payment obligations. We must give the trustee at least 60 days’ notice of the portion of a sinking fund payment that is to be satisfied by payment in cash and the portion that is to be satisfied by delivering and crediting securities. If sinking fund payments for the securities of any series are satisfied other than through the deposit of cash with the trustee, there can be no assurance that any of the debt securities will ever be called for redemption through the operation of the sinking fund.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Our Relationship with the Trustee

J.P. Morgan Trust Company, the trustee under the indenture, is a subsidiary of the lender and the administrative agent under our revolving credit facility under which we may borrow up to $150,000,000 through November 2005. We may in the future enter into other banking relationships with the trustee or the lender or their respective affiliates.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of the preferred stock offered by any prospectus supplement will be described in the applicable prospectus supplement. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated articles of incorporation, as amended, and our board of directors’ resolution or articles supplementary relating to each series of the preferred stock which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of the series of the preferred stock.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, which includes the preferred stock offered hereby.

Under our amended and restated articles of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, with the voting, dividend, conversion or liquidation rights, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series as are stated in the resolutions providing for the issuance of a series of preferred stock, adopted, at any time or from time to time, by our board of directors. At June 30, 2003 there were 1,000,000 shares of 7.677% Series A Cumulative Preferred Stock outstanding. With respect to payment of dividends, the Series A Preferred Stock will rank senior to our common stock and equivalent to any other shares of our preferred stock which are not by their terms, as disclosed in the applicable prospectus supplement, subordinated to the Series A Preferred Stock with respect to payment of dividends and amounts due upon liquidation, dissolution or winding up.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends are payable and the dates from which dividends will commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Certain Provisions of our Amended and Restated Articles of Incorporation

See “Description of Common Stock—Redemption and Business Combination Provisions” for a description of certain provisions of our amended and restated articles of incorporation, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at the rates as are set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of the preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on the our stock books on the record dates, fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

The dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on the dividend payment date will be lost, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

So long as the shares of any series of the preferred stock are outstanding, we may not, other than as we determine is necessary to maintain our status as a REIT, declare any dividends on any shares of common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock, unless:

•	full dividends, including if the preferred stock is cumulative, dividends for prior dividend periods, have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of the series and all other classes and series of preferred stock, other than junior stock; and

•	we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other preferred stock of any class or series, other than junior stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock ranking junior as to the distribution to the series of preferred stock, the amount set forth in the prospectus supplement relating to the series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock, including any other series of the preferred stock, ranking as to the distribution on a parity with the series of the preferred stock are not paid in full, the holders of the preferred stock of the series and of the other shares of our preferred stock will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each series of the preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to the series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. Unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, from and after the redemption date, dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, shall cease.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock ranking on a parity as to dividends and distribution of assets with the series of the preferred stock are in arrears, no shares of any series of the preferred stock or other series of preferred stock will be redeemed, whether by mandatory or optional redemption, unless all of the shares of each series of preferred stock are simultaneously redeemed, and we will not purchase or otherwise acquire any shares; provided, however, that the foregoing will not prevent the purchase or acquisition of the shares pursuant to a purchase or exchange offer made on the same terms to holders of all shares outstanding of each series of preferred stock.

Conversion Rights

The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted, mandatorily or otherwise, into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto. See “Description of Common Stock.”

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

Subject to the prior rights of any series of preferred stock outstanding from time to time, so long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast with respect to the then outstanding shares of the series of the preferred stock together with any other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary:

•	to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of preferred stock ranking prior to the preferred stock of the series as to dividends, voting or upon distribution of assets; and

•	to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of the series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges qualifications, limitations and other characteristics of the series of the preferred stock.

In case any series of the preferred stock would be so affected by any action referred to in the second clause above in a different manner than one or more series of the other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, the holders of shares of the preferred stock of the series, together with any other series of preferred stock ranking on a parity with the series of preferred stock then outstanding which will be similarly affected, will be entitled to vote as a class, and we will not take the action without the consent or affirmative vote, as above provided, of at least 66 2/3% of the total number of votes entitled to be cast with respect to each series of the preferred stock and the other series of preferred stock ranking on a parity with the series of preferred stock then outstanding similarly affected, then outstanding, in lieu of the consent or affirmative vote described above otherwise required.

With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of the series and any other series of preferred stock ranking on a parity with the series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more other series of preferred stock ranking on a parity with the series of preferred stock then outstanding, it is possible that the holders of the shares of other preferred stock could approve action that would adversely affect the series of preferred stock, including the creation of a class of capital stock ranking prior to the series of preferred stock as to dividends, voting or distributions of assets.

Transfer Agent and Registrar

Unless otherwise indicated in a prospectus supplement relating thereto, The Bank of New York will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock.

DESCRIPTION OF COMMON STOCK

Common Stock

All shares of common stock:

•	participate equally in dividends payable to stockholders of common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of common stock on liquidation or dissolution;

•	have one vote per share on all matters submitted to a vote of the stockholders; and

•	do not have cumulative voting rights in the election of directors.

All issued and outstanding shares of common stock are, and the common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on the New York Stock Exchange (NYSE Symbol: NHP).

Redemption and Business Combination Provisions

If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner, our board of directors has the power:

•	by lot or other means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

•	to refuse to transfer or issue voting shares of stock to any person whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our stock.

Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent, or, if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

Our amended and restated articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a “related person”, be approved by the affirmative vote of at least 90% of our outstanding voting stock or, in advance and unanimously, by our board of directors. A business combination is defined in our amended and restated articles of incorporation as:

•	any merger or consolidation with or into a related person;

•	any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “substantial part” of our assets, including without limitation any voting securities of a subsidiary, to a related person;

•	any merger or consolidation of a related person with or into us;

•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to us;

•	the issuance of any of our securities to a related person, other than by way of pro rata distribution to all stockholders; and

•	any agreement, contract or other arrangement providing for any of the above.

Pursuant to our amended and restated articles of incorporation, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are 7 directors, divided into three classes consisting of 3, 2 and 2 directors.

The foregoing provisions of our amended and restated articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 90% of our outstanding voting stock.

The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See “Description of Preferred Stock.” The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in our amended and restated articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

The foregoing summary of certain provisions of our amended and restated articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended and restated articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Unless otherwise indicated in a prospectus supplement relating thereto, The Bank of New York is the transfer agent and registrar of the common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, preferred stock or common stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrant certificates relating to the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrant certificates or beneficial owners of securities warrants. The following summaries of certain provisions of the securities warrant agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of securities warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of the series of securities warrants.

If securities warrants are offered, the applicable prospectus supplement will describe the terms of the securities warrants, including, in the case of securities warrants for the purchase of debt securities, the following where applicable:

•	the offering price;

•	the denominations and terms of the series of debt securities purchasable upon exercise of the securities warrants;

•	the designation and terms of any series of debt securities or preferred stock with which the securities warrants are being offered and the number of the securities warrants being offered with each debt security or preferred stock;

•	the date, if any, on and after which the securities warrants and the related series of debt securities or preferred stock will be transferable separately;

•	the principal amount of the series of debt securities purchasable upon exercise of each securities warrant and the price at which the principal amount of debt securities of the series may be purchased upon exercise;

•	the date on which the right to exercise the securities warrants shall commence and the date on which the right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	any special United States Federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the securities warrants must be exercised; and

•	any other terms of the securities warrants.

In the case of securities warrants for the purchase of preferred stock or common stock, the applicable prospectus supplement will describe the terms of the securities warrants, including the following where applicable:

•	the offering price;

•	the aggregate number of shares purchasable upon exercise of the securities warrants, the exercise price, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of the securities warrants;

•	the designation and terms of the series of debt securities or preferred stock with which the securities warrants are being offered and the number of the securities warrants being offered with each debt security or preferred stock;

•	the date, if any, on and after which the securities warrants and the related series of debt securities, preferred stock or common stock will be transferable separately;

•	the date on which the right to exercise the securities warrants shall commence and the expiration date;

•	any special United States Federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of the securities warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the securities warrants will not have any rights of holders of preferred stock or common stock, including the right to receive payments of dividends, if any, on the preferred stock or common stock, or to exercise any applicable right to vote.

Certain Risk Considerations

Any securities warrants we issue will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the stock market or markets on which the underlying securities are traded.

Prospective purchasers of the securities warrants should recognize that the securities warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their securities warrants. This risk reflects the nature of a securities warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a securities warrant at any time is expected to increase if the price, or, if applicable, dividend rate on the underlying securities, increases. Conversely, the trading price of a securities warrant is expected to decrease as the time remaining to expiration of the securities warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration, the greater the risk that a purchaser of the securities warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the securities warrant expires to an extent sufficient to cover a purchaser’s cost of the securities warrant, the purchaser will lose all or part of his or her investment in the securities warrant upon expiration.

In addition, prospective purchasers of the securities warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the securities warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any securities warrants, prospective purchasers and holders of securities warrants should carefully consider, among other things:

•	the trading price of the securities warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the securities warrants should further consider that the initial offering price of the securities warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the securities warrants will trade in the secondary market or whether any market will be liquid. We may, but we are not obligated to, file an application to list any securities warrants issued on a United States national securities exchange. To the extent that any securities warrants are exercised, the number of securities warrants outstanding will decrease, which may result in a decrease in the liquidity of the securities warrants. Finally, the securities warrants will constitute direct, unconditional and unsecured obligations and will be subject to any changes in our perceived creditworthiness.

Exercise of Securities Warrants

Each securities warrant will entitle the holder thereof to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the expiration date, or on a later date to which we may extend the expiration date, unexercised securities warrants will become void.

Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon the exercise together with certain information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing the securities warrants. Upon receipt of payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise. If fewer than all of the securities warrants represented by the securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

The securities warrant agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

•	payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

•	issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price; and

•	certain distributions of evidences of indebtedness or assets, including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock, or of subscription rights and warrants, excluding those referred to above.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless the adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

Any holder of a common stock warrant will be entitled, on or after the occurrence of any of the following events, to receive on exercise of the common stock warrant the kind and amount of shares of stock or other securities, cash or other property, or any combination thereof, that the holder would have received had the holder exercised the common stock warrant immediately prior to the occurrence of any of the following events:

•	consolidation or merger of our company with or into any entity, other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock;

•	sale, transfer, lease or conveyance of all or substantially all of our assets; or

•	reclassification, capital reorganization or change of our common stock, other than solely a change in par value or from par value to no par value.

If the consideration to be received upon exercise of the common stock warrant following any of these events consists of common stock of the surviving entity, then from and after the occurrence of the event, the exercise price of the common stock warrant will be subject to the same anti-dilution and other adjustments described in the preceding paragraphs, applied as if the shares of common stock of the surviving entity were shares of our common stock.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where and in a manner as we are authorized to do so.

Underwriters may offer and sell securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may offer and sell securities in exchange for one or more of our outstanding issues of the securities or other securities. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements we enter into, to indemnification against and contribution toward certain civil liabilities.

The net proceeds we receive from the sale of the securities will be the purchase price of the securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP. In addition, O’Melveny & Myers LLP has passed upon certain federal income tax matters. Unless otherwise specified in an applicable prospectus supplement, Sidley Austin Brown & Wood LLP will act as counsel for the underwriters or agents, if any. Paul C. Pringle, a partner at Sidley Austin Brown & Wood LLP, owns 42,454 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.nhp-reit.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus. We incorporate by reference the following documents (File No. 1-9028) we filed with the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 11, 2003, as amended on Form 10-K/A, filed on October 14, 2003;

•	our Current Report on Form 8-K filed on April 30, 2003;

•	our Current Report on Form 8-K filed on May 1, 2003;

•	our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, filed on May 13, 2003, as amended on Form 10-Q/A filed on October 14, 2003;

•	our Current Report on Form 8-K filed on June 10, 2003;

•	our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, filed on August 4, 2003; and

•	the description of our common stock contained in our registration statement on Form 10 filed on November 18, 1985, including the amendments thereto filed on December 4, 1985 and December 6, 1985, and any other amendment or report filed for the purpose of updating such description.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing the documents, other than information in the documents that is not deemed to be filed with the SEC. A statement contained herein, in a prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Attention: Mark L. Desmond

(949) 718-4400